Exhibit 10.1

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

DOMANIRX, LLC

(a Delaware Limited Liability Company)

July 15, 2021

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed

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TABLE OF CONTENTS

Page

ARTICLE I GENERAL DEFINITIONS; USAGE		2
1.1	Definitions	2
1.2	Usage Generally	13

ARTICLE II ORGANIZATION		13
2.1	Formation	13
2.2	Name	14
2.3	Purposes	14
2.4	Duration	14
2.5	Registered Office and Registered Agent; Principal Office	14
2.6	Qualification in Other Jurisdictions	14
2.7	No State-Law Partnership	14
2.8	Powers	15

ARTICLE III MEMBERS		15
3.1	Founding and Additional Members	15
3.2	Admission of Additional Members	15
3.3	Investment Representations	15

ARTICLE IV CAPITAL CONTRIBUTIONS		16
4.1	Initial Capital Contributions	16
4.2	Membership Interests	16
4.3	Mandatory Additional Capital Contributions; Optional Capital Contributions; Overage Obligation	17
4.4	Capital Contributions of Certain Contributed Property	19
4.5	Capital Accounts	19
4.6	Return of Capital Contributions	21
4.7	Interest	21
4.8	Loans from Members	22

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS		22
5.1	Allocations of Income, Gain, Loss, Deduction and Credit from Operations and Interim Capital Transactions	22
5.2	Allocations on Dissolution and Winding Up	22
5.3	Book/Tax Disparities; Section 754 Elections; Etc	22
5.4	Allocation of Nonrecourse Deductions	23
5.5	Allocation of Member Nonrecourse Deductions	23
5.6	Minimum Gain Chargeback	24
5.7	Member Minimum Gain Chargeback	24

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5.8	Qualified Income Offset	24
5.9	Limitations on Loss Allocation	24
5.1	Curative Allocations	24
5.11	Interest in Company Profits	24
5.12	Distributions in Kind	24
5.13	Allocations and Distributions to Transferred Interests	25
5.14	Distributions of Distributable Funds	25
5.15	Order of Application	26
5.16	Withholding	26

ARTICLE VI TRANSFERS OF MEMBERSHIP INTERESTS		27
6.1	Limitation on Transfer	27
6.2	Permitted Transfers	28
6.3	Admission of Transferee as Member	28
6.4	Right of First Offer	28
6.5	Tag-Along Rights	30
6.6	Drag-Along Right	32
6.7	Orderly Exit	33

ARTICLE VII RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS		35
7.1	Authority; Liability to Third Parties	35
7.2	Confidentiality	35
7.3	Withdrawal of Membership	37
7.4	No-Hire	37
7.5	Nondisclosure	38

ARTICLE VIII MEETINGS OF MEMBERS		39
8.1	Place of Meetings	39
8.2	Meetings	39
8.3	Notice	39
8.4	Waiver of Notice	39
8.5	Quorum	39
8.6	Voting	39
8.7	Conduct of Meetings	40
8.8	Action by Written Consent	40
8.9	Proxies	40

ARTICLE IX MANAGEMENT OF THE COMPANY		41
9.1	Management and Control of the Company	41
9.2	Number and Election of Board	41
9.3	Removal	42
9.4	General Powers of the Board	42
9.5	Limitations on Powers of the Board	42

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9.6	Place of Meetings	47
9.7	Regular Meetings	47
9.8	Special Meetings	47
9.9	Quorum	47
9.10	Voting	47
9.11	Compensation	48
9.12	Resignation	48
9.13	Vacancies	48
9.14	Committees of the Board	48
9.15	Subsidiary Boards	48
9.16	Action by Written Consent	48
9.17	Other Business	49
9.18	Power of Attorney	49
9.19	Standard of Care; Liability	49
9.20	Appointment of Officers	49

ARTICLE X BUSINESS PLAN OF THE COMPANY		50
10.1	Business Plan and Operating Plan	50
10.2	Management Bonus Plan and Incentive Plan	50

ARTICLE XI OWNERSHIP OF COMPANY PROPERTY		51

ARTICLE XII FISCAL MATTERS; BOOKS AND RECORDS; INFORMATION RIGHTS		51
12.1	Bank Accounts; Investments	51
12.2	Records Required by Act; Right of Inspection.	51
12.3	Books and Records of Account	52
12.4	Tax Returns and Information	52
12.5	Delivery of Financial Information to Founding Members; Inspection Rights.	52
12.6	Audits	53
12.7	Fiscal Year	53
12.8	Tax Elections	53
12.9	Partnership Representative	53

ARTICLE XIII INDEMNIFICATION AND INSURANCE		54
13.1	Indemnification and Advancement of Expenses.	54
13.2	Insurance	56
13.3	Limit on Liability of Members.	56
13.4	Elimination of Fiduciary Duties	57

ARTICLE XIV DISSOLUTION AND WINDING UP		57
14.1	Events Causing Dissolution	57

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14.2	Winding Up	58
14.3	Compensation of Liquidator	59
14.4	Distribution of Company Property and Proceeds of Sale Thereof.	59
14.5	Final Audit	59
14.6	Deficit Capital Accounts	59

ARTICLE XV ADDITION OF ADDITIONAL MEMBERS		60
15.1	Admission Process.	60

ARTICLE XVI MISCELLANEOUS PROVISIONS		60
16.1	Conference Telephone Meetings	60
16.2	New Business Opportunities	60
16.3	Intellectual Property	60
16.4	Counterparts	61
16.5	Entire Agreement	61
16.6	Partial Invalidity	61
16.7	Amendment	61
16.8	Binding Effect	61
16.9	Governing Law	61
16.10	Offset	62
16.11	Effect of Waiver or Consent	62
16.12	Further Assurances	62
16.13	Compliance with Laws	62
16.14	Submission to Jurisdiction	62
16.15	Waiver of Jury Trial	62
16.16	Mandatory Negotiation Procedure for Dispute Resolution	62
16.17	Notices	64

Schedules [SCHEDULES OMITTED]

Schedule I	Founding Members
Schedule IA	Additional Members
Schedule II	Founding Members Units of Voting Interest
Schedule IIA	Additional Members Units of Voting Interest
Schedule III	Humana Assets
Schedule IV	SS&C Health Assets
Schedule V	Milestones & Material Breach
Schedule VI	Initial Carrying Value of Certain Contributed Property
Schedule VII	Key Terms of License

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Schedule VIII	[***]
Schedule IX	Approved Agreements

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THIS LIMITED LIABILITY COMPANY AGREEMENT of DomaniRx, LLC, a Delaware limited liability company, dated as of July 15, 2021 (the “Effective Date”), is made and entered into by and among SS&C Technologies, Inc., a Delaware corporation, on behalf of DST Healthcare Holdings, Inc. dba SS&C Health, a Delaware corporation (“SS&C Health”), as a Member of the Company, Anthem, Inc., an Indiana corporation (“Anthem”), as a Member of the Company, Humana Inc., a Delaware corporation (“Humana”), as a Member of the Company, and any other Person who shall hereafter execute this Agreement as a Member of the Company.

PRELIMINARY STATEMENT

WHEREAS, SS&C Health, Anthem and Humana have caused to be filed a Certificate of Formation with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Delaware Limited Liability Company Act;

WHEREAS, the Company’s primary activity shall be the development of a contemporary, cloud native platform that allows the Company to operate as a full service pharmacy benefits manager (“PBM”) and that supports scale and delivers the performance, interoperability and configurability to enhance health care services and meet the demands of new policy structures and regulatory requirements (the “Company Primary Purpose”);

WHEREAS, on the Effective Date, the Company entered into certain Contribution and Support Agreements with each of SS&C Health, Anthem and Humana, pursuant to which each of SS&C Health, Anthem and Humana contributed or agreed to contribute to the Company certain Capital Contributions, including the SS&C Health Assets and the Humana Assets, and provide certain support to the Company in exchange for Membership Interests on the terms set forth therein (the “Contribution Agreements”);

WHEREAS, on the Effective Date, the Company entered into a Support Services Agreement with an Affiliate of SS&C Health and, as soon as practicable following the Effective Date, the Company shall enter into a Support Services Agreement with Humana in accordance with Section 10.3 below;

WHEREAS, on the Effective Date, the Company entered into an Antitrust Compliance and Confidentiality Agreement, pursuant to which the Company and the Members agreed to restrict the sharing of certain competitively sensitive information (“Sensitive Information”) on the terms set forth therein (as amended from time to time, the “Compliance Policy”);

WHEREAS, upon the terms and subject to the conditions set forth herein, each of SS&C Health, Anthem and Humana are acquiring certain Membership Interests (as herein defined) in the Company; and

WHEREAS, in accordance with the Delaware Limited Liability Company Act, the Members desire to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company and their respective Membership Interests therein and to provide for the management of the business and operations of the Company.

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NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
GENERAL DEFINITIONS; USAGE

Definitions

.  As used in this Agreement, the following terms shall each have the meaning set forth in this Article I.

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.

“Additional Member” means any Member other than a Founding Member.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations) and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.5(e).

“Affiliate” means, when used with reference to a specific Person (or when not referring to a specific Person shall mean an Affiliate of a Member), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.  For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings; provided, however, that the term “Affiliate” does not, when used with respect to a Member, include the Company.

“Agreed Value” means the fair market value of Contributed Property, as determined by Majority Vote of the Board using any reasonable method of valuation; provided that the fair market value of any Contributed Property that is contributed by the Founding Members to the Company as of and after the Effective Date shall be determined by Unanimous Vote.

“Agreement” means this Limited Liability Company Agreement, including any and all Schedules hereto, as originally executed and as subsequently amended from time to time in accordance with the provisions hereof.

“Anthem” has the meaning specified in the Preamble of this Agreement.

“Anthem Designee” has the meaning specified in Section 9.2(a).

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“Assumed Tax Rate” means [***].

“Board” means the Board of Managers of the Company, as constituted from time to time in accordance with Article IX hereof.

“Breach Event” has the meaning specified in Section 6.7(a).

“Business Day” means any day other than a Saturday, Sunday and those legal public holidays specified in 5 U.S.C. § 6103(a), as may be amended from time to time.

“Business Plan” means, for each fiscal year of the Company, a business plan of the Company for the current fiscal year and each of the succeeding [***] fiscal years, which shall contain the following elements:  (i) [***], (ii) [***], and (iii) a proposed budget (the “Annual Budget”) setting forth (A) [***] and (B) [***].

“Capital Account” means the Capital Account maintained for each Member pursuant to Section 4.5 of this Agreement.

“Capital Contribution” means the total amount of cash and Contributed Property, including Initial Capital Contributions, Mandatory Additional Capital Contributions, Overage Obligation payments and Optional Capital Contributions, as applicable, contributed to the Company by all the Members or any one Member, as the case may be.  For the avoidance of doubt, (i) “Capital Contributions” shall include the Agreed Value of any fees for services rendered to the Company from time to time by a Founding Member for which, subject to the terms and provisions of this Agreement, the Company and such Founding Member have agreed to be provided in-kind and in exchange for Capital Contribution credit rather than cash or other consideration and (ii) Overage Obligation payments shall be treated as a Capital Contribution for all purposes hereunder other than with respect to the dilution of any other Founding Member’s Percentage Interest, which shall remain unchanged as a result of the contribution of any or all of the Overage Obligation, but the Overage Obligation payment shall otherwise be noted on Schedule I.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.5(d) with respect to such property, as well as any other reductions as a result of sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination, (b) with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 4.5(e) reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.5(d) with respect to such property, as well as any other reductions as a result of sales, retirements or dispositions of assets included in Adjusted Property, as of the time of determination, and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.  The initial Carrying Value of the Contributed Property to be contributed by SS&C Health and Humana pursuant to the Contribution Agreements is set forth on Schedule VI.

“Certificate of Formation” means the Certificate of Formation of the Company described in Section 2.1.

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“CEO” has the meaning specified in Section 8.7.

“Change of Control” means, with respect to a Person:  (a) any Person or group of Persons acting in concert acquires or agrees to acquire, directly or indirectly, that percentage of the ownership interests of such Person directly or indirectly controlling such Person (each, a “Target”) that provides or will provide the acquirer with a sufficient number of the Target’s ownership interests having general voting rights to elect a majority of its directors or corresponding governing body; (b) any merger, consolidation or similar business combination of such Target into or with another Person as a result of which holders of the voting securities of such Target immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity; or (c) any other transaction, including the sale by such Target of new equity interests or a transfer of existing equity interests of such Target, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of equity interests of such Target representing a majority of such Target’s voting power or (ii) a majority of the assets of such Target.

“Claimant” has the meaning specified in Section 16.16(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means DomaniRx, LLC, the limited liability company formed by the filing of the Certificate of Formation, as constituted from time to time.

“Company Primary Purpose” has the meaning specified in the Preliminary Statement of this Agreement.

“Company Property or Properties” means all interests, properties, whether real or personal, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

“Compliance Policy” has the meaning specified in the Preliminary Statement of this Agreement.

“Competitor” means, with respect to the Company or any Founding Member, any other Person that, either directly or through one or more of its subsidiaries or Affiliates, (a) owns, operates or manages a health plan (excluding a health plan operated with respect to its own employees) [***] or (b) provides or manages, directly or indirectly, any of the following services with respect to prescription drugs and/or prescription drug benefits as a material line of business:  claims administration or adjudication, utilization management (such as drug utilization reviews, prior authorization determinations or administering step therapy programs), pharmacy network contracting, formulary management, clinical services, rebate contracting and administration (including but not limited to as a group purchasing organization or rebate aggregator), mail order pharmacy services, or specialty pharmacy services.  The Founding Members shall review the definition of Competitor [***] and shall negotiate in good faith any modifications proposed by any Founding Member.  For the avoidance of doubt, “Competitor” shall not be interpreted to mean (i) [***] or (ii) any Person that is [***].

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“Confidential Information” means any and all information that is treated as confidential by its owner and that is disclosed to or otherwise obtained by a Member or any Representative thereof pursuant to or otherwise in connection with this Agreement or any of the transactions contemplated hereby, in any format whatsoever (whether orally, visually, in writing, electronically or in any other form).  “Confidential Information” of the Company includes, without limitation, the Company’s business plans, operating plans, product plans, designs and specifications, algorithms, inventions (whether or not patentable), costs, pricing information, financial information, licensing and sales strategies, marketing and advertising plans, research, software, information regarding customers and customer lists, information regarding vendors and vendor lists, personnel information, secret processes, know-how, formulas and/or other technical data, whether or not such information may constitute a Trade Secret of the Company.

“Contributed Property” means property or other consideration (other than cash) contributed to the Company in exchange for Membership Interests or in satisfaction of any other Capital Contribution obligations hereunder.  For the avoidance of doubt, Contributed Property may include the amount of any fees for services rendered to the Company from time to time by a Founding Member for which, subject to the terms and provisions of this Agreement, the Company and such Founding Member have agreed to be provided in-kind and in exchange for Capital Contribution credit rather than cash or other consideration.

“Contribution Agreements” has the meaning specified in the Preliminary Statement of this Agreement.

“Covenant Party” has the meaning specified in Section 7.4(a).

“Defending Party” has the meaning specified in Section 16.16(f).

“Discretionary Election” has the meaning specified in Section 6.7(a).

“Dispute” has the meaning specified in Section 16.16.

“Distributable Funds” means all proceeds received (or released from reserves) by the Company during any period (including all interest income from temporary investments made by the Company pending distribution of the foregoing proceeds), as reduced by funds used during such period (a) to pay all costs and expenses incurred during such period, including all expenses incurred in any sale or disposition transaction, (b) to discharge during such period any indebtedness or liabilities of the Company for which such proceeds are to be used and (c) to create or increase during such period such reserves as the Board may determine by Majority Vote for the discharge of known or existing liabilities or obligations of the Company or otherwise for the Company’s present or future obligations, needs or business opportunities.

“Drag-Along Right” has the meaning specified in Section 6.6(a).

“Drag-Along Sale” has the meaning specified in Section 6.6(a).

“Drag-Along Share” has the meaning specified in Section 6.6(a).

“Drag-Along Transfer Notice” has the meaning specified in Section 6.6(b).

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“Drag Event” has the meaning specified in Section 6.7(a).

“Effective Date” has the meaning specified in the Preamble of this Agreement.

“Equity Incentive Plan” has the meaning specified in Section 10.2.

“Executive Officer” has the meaning specified in Section 9.20(b).

“Exercising Member” has the meaning specified in Section 6.4(b).

“Exit Date” has the meaning specified in Section 6.7(b).

“Exit Notice” has the meaning specified in Section 6.7(b).

“Exiting Founder” has the meaning specified in Section 6.7.

“Founding Members” means each Person listed on Schedule I of this Agreement.

“GAAP” means United States generally accepted principles as in effect on the Effective Date and from time to time thereafter.

“Grant” has the meaning specified in Section 16.3.

“Governmental Body” means any domestic or foreign (a) federal, provincial, state, municipal, local or other government or political subdivision thereof, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, authority, branch, department, court, commission, board, tribunal, bureau or instrumentality, or (c) any or Person exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature pertaining to government.

“hire” has the meaning specified in Section 7.4(a).

“Humana” has the meaning specified in the Preamble of this Agreement.

“Humana Assets” means the intellectual property and operating assets related to PBM claims processing assigned or licensed by Humana to the Company and set forth on Schedule III.

“Humana Designee” has the meaning specified in Section 9.2(a).

[***]

“Imputed Underpayment Amount” means (i) any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of federal, state, local and/or foreign tax law) paid (or due and payable) by the Company as a result of an adjustment with respect to any Company item (including, without limitation, any “partnership-related item” within the meaning of Section 6241(2) of the Code (or any corresponding or similar provision of federal, state, local and/or foreign tax law)), including any costs, interest, penalties or additions to tax with respect to any such adjustment, (ii) any amount not described in clause (i)

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(including any costs, interest, penalties or additions to tax with respect to such amounts) paid (or due and payable) by the Company as a result of the application of the provisions of Sections 6221-6241 of the Code (or any corresponding or similar provision of federal, state, local and/or foreign tax law) and/or (iii) any amount paid (or due and payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of the provisions of Sections 6221-6241 of the Code (or any corresponding or similar provision of federal, state, local and/or foreign tax law), including any costs, interest, penalties or additions to tax with respect to such amounts.

“Initial Capital Contribution” has the meaning specified in Section 4.1.

“Initial Funding Date” has the meaning specified in Section 4.1.

“Interest Holder” has the meaning specified in Section 7.4(a).

“Interim Capital Transaction” means (a) a transaction pursuant to which the Company borrows funds, including, without limitation, a refinancing of any Company debt, (b) a sale, condemnation or other disposition of all or a portion of the Company assets or (c) the receipt of insurance proceeds or other damage recoveries by the Company, in any such case which does not result in and is not entered into in connection with the dissolution and termination of the Company.

“Liquidator” has the meaning specified in Section 14.2.

[***]

“Lockup Period” has the meaning specified in Section 6.1(a).

“Majority Vote” means, with respect to actions to be taken by Members, the affirmative vote or consent of Members holding at least a majority of the Units then outstanding and, with respect to actions to be taken by the Board at a meeting of the Board or any committee thereof (as opposed to a written consent), the affirmative vote of Managers holding at least a majority of the total voting power of the Board voting at a meeting at which a quorum is present, all as further described in Article IX.  For the avoidance of doubt, actions of the Board set forth in this Agreement that do not specify whether such actions shall be taken by Majority Vote or Unanimous Vote shall be taken by Majority Vote.

“Managers” means, at any time, the Persons elected in accordance with Section 9.2 who are then managing the businesses of the Company in accordance with Article IX.

“Mandatory Additional Capital Contributions” has the meaning specified in Section 4.3(a).

“Material Breach” has the meaning set forth in Schedule V.

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“Member Nonrecourse Debt” means any liability (or portion thereof) of the Company that constitutes debt which, by its terms, is nonrecourse to the Company and the Members, but for which a Member bears the economic risk of loss, as determined under Section 1.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount of gain characterized as “partner nonrecourse debt minimum gain” under Sections 1.704-2(i)(2) and 1.704-2(i)(3) of the Treasury Regulations.  Subject to the preceding sentence, Member Nonrecourse Debt Minimum Gain shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Members” means, at any time, the Persons who then own Membership Interests in the Company.

“Membership Date” means, with respect to any Member, the date such Member executed this Agreement, a counterpart thereof, or an agreement adopting this Agreement.

“Membership Interest” means, with respect to any Member at any time, the entire interest of such Member in the Company at such time.  Such interest includes, without limitation, the Percentage Interests and Units of Voting Interest of such Member, as well as any and all other rights of a Member to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds arising under this Agreement, and management rights, voting rights or rights to consent by a Member arising hereunder.

“Milestones” means, collectively, the action items, deliverables and time periods set forth in Schedule V, as may be adjusted from time to time in any applicable Business Plan.  Achievement of a Milestone for purposes of this Agreement shall be determined by Majority Vote of the Board.

“Minimum Gain” means the amount determined by computing, with respect to each Nonrecourse Liability of the Company, the amount of gain, if any, that would be realized by the Company if it disposed of the property securing such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

“Negotiator” has the meaning specified in Section 16.16(a).

“Non-Selling Member” has the meaning specified in Section 6.4(a).

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Member bears the economic risk of loss as determined under Section 1.704 2(b)(3) of the Treasury Regulations.

“Notice Date” has the meaning specified in Section 4.3(c).

“Notification” means all notices permitted or required to be given to any Person hereunder.  Such Notifications must be given in writing and will be deemed to be duly given on the date of delivery if delivered in person or sent by electronic mail during regular business hours

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in the jurisdiction of the recipient (or, if not delivered or sent during regular business hours, then on the next Business Day), on the date of delivery if sent by nationally recognized overnight courier service, or on the earlier of actual receipt or three Business Days after the date of mailing if mailed by registered or certified mail, first class postage prepaid, return receipt requested, to such Person, at the last known address of such Person on the Company’s records.

“Offer Period” has the meaning specified in Section 6.4(b).

“Offered Interests” has the meaning specified in Section 6.4(a).

“Operating Plan” means, for each fiscal year of the Company, an operating plan of the Company for the current fiscal year and each of the succeeding [***]fiscal years, which shall contain the following elements:  (i) [***], and (ii) [***].

“Opportunity” has the meaning specified in Section 16.2.

“Optional Capital Contributions” has the meaning specified in Section 4.3(c).

“Orderly Exit” has the meaning specified in Section 6.7.

“Ordinary Course of Business” means the ordinary and routine course of day-to-day operations of the Company consistent with the past practices and customs of the business.

“Overage Obligation” shall have the meaning set forth in Section 4.3(e).

“Partnership Representative” has the meaning specified in Section 12.9.

“PBM” has the meaning specified in the Preliminary Statement of this Agreement.

“PBM Assets” means the combination of (i) the Humana Assets and (ii) the SS&C Health Assets.

“PBM Platform” means the PBM platform developed by the Company in accordance with the Board-approved Business Plan in effect from time to time.

“PBM Services” means PBM claims processing services for commercial health plans, self-insured employer plans, Medicaid, Medicare Advantage, Medicare Part D plans, the Federal Employees Health Benefits Program, and state government employee plans.

“PBM Services Agreement” means any services agreement between the Company and a Founding Member with respect to the provision of the PBM Services using the PBM Platform on a commercial basis including, for the avoidance of doubt, the [***].

“Penalty Adjustment” has the meaning specified in Section 4.3(d).

“Penalty Rate” has the meaning specified in Section 4.3(d).

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of such Member’s aggregate Capital Contributions (other than any

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Overage Obligation payments, which, for the avoidance of doubt, shall have no effect on SS&C Health’s Percentage Interest) made to the Company on or prior to such date to the aggregate Capital Contributions made to the Company by all of the Members on or prior to such date.  The Percentage Interest of each Founding Member shall be set forth in Schedule I, which shall be adjusted as necessary from time-to-time to reflect Transfers, Penalty Adjustments, Additional Members, Capital Contributions (other than any Overage Obligation payments) and the like, in accordance with this Agreement.  The Percentage Interest of each Additional Member shall be set forth in Schedule IA, which shall be adjusted as necessary from time-to-time to reflect Transfers, Penalty Adjustments, Additional Members, Capital Contributions (other than any Overage Obligation payments) and the like, in accordance with this Agreement.

“Permitted Transfer” has the meaning specified in Section 6.2.

“Permitted Transferee” means:  (i) with respect to any Founding Member, an Affiliate of such Founding Member, and (ii) with respect to any other Member, an Affiliate of such Member; provided that in no event shall any Competitor be a Permitted Transferee.

“Person” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, Governmental Body, cooperative, association, individual or other entity, and the heirs.  executors, administrations, legal representatives, successors and assigns of such person, as the context may require.

“Personnel” has the meaning specified in Section 7.4(a).

“Proposed Purchaser” has the meaning specified in Section 6.5(a).

“Representatives” means, as to a Member, such Member’s directors, officers, employees, contractors, agents and affiliates.

“Residual Period” has the meaning specified in Section 7.4(a).

“Sale Event” has the meaning specified in Section 6.7(a).

“Schedule I, IA, II, IIA, III, IV, V, VI, VII, VIII and IX” means the schedule attached hereto and labeled, as applicable, “Schedule I”, “Schedule IA”, “Schedule II”, “Schedule IIA”, “Schedule III”, “Schedule IV”, “Schedule V”, “Schedule VI”, “Schedule VII”, “Schedule VIII”, and “Schedule IX”.

“Secondary Offer Period” has the meaning specified in Section 6.4(b).

“Secondary Offer Right” has the meaning specified in Section 6.4(b).

“Section 705(a)(2)(B) Expenditure” means any expenditure of the Company described in Section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in Section 705(a)(2)(B) of the Code pursuant to Section 704(b) of the Code and the Treasury Regulations thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

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“Selling Member” has the meaning specified in Section 6.4.

“Sensitive Information” has the meaning specified in the Preliminary Statement of this Agreement.

“SS&C Health” has the meaning specified in the Preamble of this Agreement.

“SS&C Designee” has the meaning specified in Section 9.2(a).

“SS&C Health Assets” means the intellectual property and operating assets related to PBM claims processing assigned or licensed by SS&C Health to the Company set forth on Schedule IV.

“Support Services Agreements” has the meaning specified in Section 10.3.

“Tag-Along Notice” has the meaning specified in Section 6.5(c).

“Tag-Along Right” has the meaning specified in Section 6.5(a).

“Tag-Along Sale” has the meaning specified in Section 6.5(a).

“Tag-Along Share” has the meaning specified in Section 6.5(b).

“Tag-Along Transfer Notice” has the meaning specified in Section 6.5(b).

“Tagging Member” has the meaning specified in Section 6.5(c).

“Tax Allowance Amount” means cash distributions to each Member, proportionately based on each Member’s Percentage Interest, (i) with respect to each applicable calendar quarter, until each Member receives a distribution equal to the product obtained by multiplying (x) the sum (if greater than zero) of the items of taxable income, gain, loss, and deduction of the Company expected to be allocated to such Member under Article V for such calendar quarter by (y) the Assumed Tax Rate; and (ii) after the end of any taxable year, until each Member receives a distribution equal to the excess of (A) the product obtained by multiplying (x) the sum (if greater than zero) of the items of taxable income, gain, loss, and deduction of the Company allocated to such Member under Article V for such taxable year by (y) the Assumed Tax Rate, over (B) quarterly distributions previously made to such Member pursuant to clause (i) above with respect to such taxable year.

“Trade Secret” means information that is a trade secret under applicable law.

“Transfer” means any transfer, sale, conveyance, distribution, assignment, lease, pledge, hypothecation, mortgage, gift or creation of security interest or trust (voting or otherwise) or other encumbrance or disposition, directly or indirectly, by operation of law or otherwise, of any Membership Interests, including by a disposition of an interest in a Member or any direct or indirect parent entity of a Member, provided that any transfer by any Person of shares of, or a Change of Control of, SS&C Health, Humana or Anthem, respectively, shall not be considered a Transfer for purposes of this Agreement.  The term “Transferred” and “Transferring” shall have a

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corresponding meaning.  The terms “Transferor” and “Transferee” shall have correlative meanings.

“Transfer Notice” has the meaning specified in Section 6.4(a).

“Transition Services” has the meaning specified in Section 6.7(e).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Trigger Event” has the meaning specified in Section 6.7(a).

“Unanimous Vote” means the affirmative vote or consent of all of the Managers of the Board then elected and serving.

“Units” or “Units of Voting Interest” means, with respect to a Member entitled to vote on any matter subject to a vote of the Members under this Agreement or pursuant to the Act, one or more units issued to a Member hereunder.  The number of Units held by a Member from time to time shall reflect a ratio of [***] Units for [***] Percentage Interest.  Fractional Units (truncated, as applicable, at four decimal places) shall be permitted.  The Units held by each Founding Member shall be set forth in Schedule II, which shall be adjusted as necessary from time-to-time to reflect adjustments to Percentage Interests.  The Units held by each Additional Member shall be set forth in Schedule IIA, which shall be adjusted as necessary from time-to-time to reflect adjustments to Percentage Interests.

“Unrealized Gain” means the excess (attributable to a Company Property), if any, of the fair market value of such property as of the date of determination (as reasonably determined by Majority Vote of the Board) over the Carrying Value of such property as of the date of determination (prior to any adjustment to be made pursuant to Section 4.5(e) as of such date).

“Unrealized Loss” means the excess (attributable to a Company Property), if any, of the Carrying Value of such property as of the date of determination (prior to any adjustment to be made pursuant to Section 4.5(e) as of such date) over its fair market value as of such date of determination (as reasonably determined by Majority Vote of the Board).

“Withholding Payment” has the meaning specified in Section 5.16(a).

Usage Generally

.  The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The headings, subheadings and recitals in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.  All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context otherwise requires.  All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so

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specified.  All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  All references to any Person shall be deemed to mean and include the successors and actual permitted assigns of such Person (or, in the case of a Governmental Body, Persons succeeding to the relevant functions of such Person).  Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”.  With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.” If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day

.  The word “or” shall be disjunctive but not exclusive.  All references to “$” shall mean U.S. dollars.  The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal counsel as they desired, and has contributed to its revisions.  The parties further agree that the rule of construction that a contract shall be construed against the drafter shall not be applied.

Article II
ORGANIZATION

Formation

.  The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act.  In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

Name

.  The name of the Company is “DomaniRx, LLC”.  To the extent permitted by the Act, and subject to Section 9.5(b)(xii), the Company may conduct its business under one or more assumed names deemed advisable by the Board.

Purposes

.  The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act, subject to the primary objective set forth in the Preliminary Statement of this Agreement and as described in the definition of Company Primary Purpose.  The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

Duration

.  The Company shall continue in existence perpetually until the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

Registered Office and Registered Agent; Principal Office

.

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(a)The registered office of the Company required by the Act to be maintained in the State of Delaware shall be 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801, or such other office (which need not be a place of business of the Company) as the Board by Majority Vote may designate from time to time in the manner provided by the Act.

(b)The registered agent of the Company in the State of Delaware shall be The Corporation Trust Company or such other Person or Persons as the Board by Majority Vote may designate in the manner provided by the Act.

(c)The principal office of the Company shall, subject to Section 9.5(b)(xiii), be such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act.  The Company may, subject to Section 9.5(b)(xiii), have such other offices as the Board may designate from time to time.

Qualification in Other Jurisdictions

.  The Company shall have authority to register to do business in jurisdictions other than the State of Delaware as required under applicable law.

No State-Law Partnership

.  No provisions of this Agreement (including, without limitation, the provisions of Article VIII) shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Manager a partner or joint venturer of or with any other Member or Manager, for any purposes other than as set forth in the following sentence, and this Agreement shall not be construed to the contrary.  The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment.  No Member shall take any action that would cause the Company to be treated as a corporation for federal income tax purposes.  Notwithstanding the foregoing but subject to the other terms and provisions of this Agreement  (including Section 9.5(b)(xxv)), the Board may elect to convert the Company into or otherwise reorganize the Company as a corporation or elect for the Company to be taxed as a corporation in connection with an initial public offering otherwise permissible hereunder.

Powers

. Subject to the terms of this Agreement, the Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes described in Section 2.4 and for the protection and benefit of the Company.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

Article III
MEMBERS

Founding and Additional Members

.  The Founding Members of the Company are listed on Schedule I of this Agreement.  As of the Effective Date, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.

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Any Additional Members of the Company, and the respective addresses thereof, shall be set forth on Schedule IA.

Admission of Additional Members

.  Additional Members of the Company may be admitted as provided for in this Agreement, subject, in all instances, to the approval requirements set forth in Section 15.1.

Investment Representations

.  Each Member hereby represents and warrants as follows as of such Member’s Membership Date:

(a)Such Member is acquiring its Membership Interest for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.

(b)Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment.  Furthermore, the financial capacity of such Member is of such a proportion that the total costs of such Member’s investment in the Company is not material when compared with such Member’s total financial capacity.

(c)Such Member has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, this investment.  Such Member acknowledges and understands that the purchase of its Membership Interest involves an investment in a new business that has no previous operating experience, and, therefore, this is a speculative investment with no assurance of success.

(d)Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company; (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member; (iii) has had the opportunity to ask questions of representatives of the Company concerning the Company and such Member’s investment; and (iv) the Membership Interests were not offered or sold to the Member by any form of general solicitation or general advertising.

(e)Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Membership Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(f)Such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws and that the Company is not obligated to supply such Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities laws.  Upon the request of the Company, such Member will provide the Company with an opinion of

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counsel satisfactory to the Company that a proposed resale of the Membership Interests complies with the Securities Act or any applicable state securities laws.

Article IV
CAPITAL CONTRIBUTIONS

Initial Capital Contributions

.  Each Founding Member shall be obligated to contribute to the initial capital of the Company, on or prior to the Initial Funding Date, the dollar amount set forth opposite such Person’s name on Schedule I as such Member’s “Initial Capital Contribution” hereunder.  For purposes of this Agreement, “Initial Funding Date” shall mean, after the Effective Date, the date that is five (5) Business Days following the establishment of the Company’s bank account and Notification sent to each Founding Member of the wire transfer information therefor.  Such Initial Capital Contribution shall be in the form of cash contributed based upon such Founding Member’s Percentage Interest ownership of the Company, as specified on Schedule I.  Each Additional Member shall be obligated to contribute to the capital of the Company the dollar amount set forth as such Member’s Initial Capital Contribution on Schedule IA on such Member’s Membership Date.  Such Initial Capital Contribution shall be in the form of cash, as specified on Schedule IA.

Membership Interests

.  Upon making the Initial Capital Contribution specified on Schedule I and execution of the Contribution Agreements, each Founding Member shall be issued a Membership Interest consisting of (a) a Percentage Interest, as set forth opposite such Founding Member’s name on Schedule I, and (b) Units of Voting Interest, as set forth opposite such Founding Member’s name on Schedule II. The Company may, after the Effective Date, issue additional Membership Interests, on such terms as the Board may approve, including (i) in consideration of Optional Capital Contributions made pursuant to Section 4.3(c), (ii) in connection with any Penalty Adjustment or Capital Contribution made pursuant to Section 4.3(e), and (iii) pursuant to the terms of any Equity Incentive Plan approved by the Board by Unanimous Vote in accordance with Section 10.2 below, subject all times to Section 9.5 of this Agreement, as applicable.

Mandatory Additional Capital Contributions; Optional Capital Contributions; Overage Obligation

.

(a)In the event that, from time to time after the Initial Funding Date, the Board shall determine that the Company requires additional funds to meet the objectives set forth in the Business Plan then in effect, other than making distributions to the Members, the Board, in accordance with and subject to the terms and provisions of the Act and this Agreement, shall call for each of the Members to make mandatory additional Capital Contributions (in cash or, as determined by the Board hereunder, Contributed Property) up to the maximum dollar amount specified for such Member in Schedule I (“Mandatory Additional Capital Contributions”), and upon such call having been properly given to the Members, each of the Members shall be required to make Mandatory Additional Capital Contributions to the extent so called for by the Board in accordance with this Section 4.3(a).  The respective portion of any Mandatory Additional Capital Contributions to be contributed by each Member shall be determined in accordance with each Member’s Percentage Interest in the Company at the time of such call.

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(b)In addition to, and not in limitation of, Section 4.3(a) above, in the event that, from time to time after all Mandatory Additional Capital Contributions  have been made and SS&C Health has fully satisfied its Overage Obligation, if any, the Board shall determine that the Company requires additional funds for proper Company purposes (including working capital), other than making distributions to the Members, the Board in accordance with and subject to the terms and provisions of the Act and this Agreement, shall call for each of the Members to make additional Capital Contributions (in cash or, as determined by the Board hereunder, Contributed Property) (the “Optional Capital Contributions”), and upon such call having been properly given to the Members, each of the Members may, but shall not be required, to make the Optional Capital Contributions to the extent so called for by the Board in accordance with this Section 4.3(b).  The respective portion of any Optional Capital Contributions to be contributed by each Member shall be determined in accordance with each Member’s Percentage Interest in the Company at the time of such call.  The terms of any Optional Capital Contribution, including any additional Membership Interest issuable therefor, shall be established by the Board from time to time.  For the avoidance of doubt, the Percentage Interest of any Member that does not contribute its proportionate share (based on each Member’s Percentage Interest) of any Optional Capital Contribution called for hereunder shall be diluted as a result thereof (i.e., each Member’s Percentage Interest shall be recalculated based on the total amount of Capital Contributions (including the Optional Capital Contributions) made by each Member through the date of such Optional Capital Contribution and Schedule I and Schedule IA, as applicable, shall be adjusted accordingly.

(c)Any such call for Mandatory Additional Capital Contributions or Optional Capital Contributions, as applicable, from the Members shall be evidenced in a Notification in writing, delivered to the Members which shall specify the amount of such Mandatory Additional Capital Contributions or Optional Capital Contributions, as applicable, called from each Member.  On or prior to the 20th Business Day following the delivery of such written call notice (such delivery date, the “Notice Date”), the Members shall contribute or cause there to be contributed to the Company a dollar amount (in cash or, as determined by the Board hereunder, Contributed Property) equal to such Member’s portion of the Mandatory Additional Capital Contributions or Optional Capital Contributions, as applicable, so called for by the Board.  Notwithstanding anything herein to the contrary, in no event shall any Member be obligated to contribute to the Company aggregate Mandatory Additional Capital Contributions in excess of the maximum dollar amount specified for such Member in Schedule I; provided, however, that the capital call limitations set forth in Schedule I shall be reduced proportionately based on the Members’ respective Percentage Interests in the event the Company admits an Additional Member who shall be responsible for a share of any remaining Mandatory Additional Capital Contributions equal to their Percentage Interest thereof.  For all purposes in this Agreement, references to Schedule I shall mean Schedule I as adjusted from time to time in accordance with this Section 4.3(c).

(d)In the event that any Member fails to make its full proportionate share of any Mandatory Additional Capital Contribution based on the Members’ respective Percentage Interests within 20 Business Days following the Notice Date (but one or more Founding Members do make their respective full proportionate shares of such Mandatory Additional Capital Contribution on a timely basis), (i)(A) the defaulting Member shall incur interest on the overdue amount at the monthly rate of [***]% (the “Penalty Rate”), compounded daily, until paid in full for up to [***] days calculated as of the Notice Date, (B) if the overdue amount remains unpaid

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on the date that is [***] days from the Notice Date, the Penalty Rate shall increase to [***]%, compounded daily, until paid in full, and (C) if the overdue amount remains unpaid on the date that is [***] days from the Notice Date, the Percentage Interest of such defaulting Member shall be reduced by a penalty amount equal to a [***] Percentage Interest in the Company (the “Penalty Adjustment”) (and the Percentage Interests of the non-defaulting Members shall be increased by the Penalty Adjustment, in each case proportionately based on the non-defaulting Members’ relative Percentage Interests) automatically at the end of such [***] period and (ii) if the defaulting Member is a Founding Member, the voting rights with respect to such Founding Member and its Manager designees set forth in this Agreement shall be suspended until such time as such Founding Member has made the required Capital Contribution plus accrued interest (with no further adjustment in its Percentage Interest in consideration thereof).  Schedule I and Schedule IA, as applicable, shall be adjusted to reflect any Penalty Adjustment made hereunder.  In addition, each non-defaulting Founding Member shall be entitled, at its election, to make up the shortfall amount either as a secured loan to the Company (on market terms set by a nationally recognized investment bank approved by the Board, subject to the terms of any existing secured indebtedness) or as a Capital Contribution for additional Percentage Interest(s) in the Company based on the ratio of the amount of such Capital Contribution to the then fair market value of the Company (as determined by a nationally recognized investment bank approved by the Board), in each case proportionately based on the non-defaulting Founding Members’ relative Percentage Interests, and Schedule I and Schedule IA, as applicable, shall be adjusted accordingly.  In the event the Penalty Rate in effect at any time hereunder exceeds the highest rate allowable under applicable law, the rate shall be adjusted automatically to be equal to the highest rate allowable under applicable law.  For the avoidance of doubt, in no event shall the failure of any Member to contribute to the Company aggregate amounts in excess of the maximum dollar amount specified for such Member in Schedule I (as adjusted from time to time) constitute a default that triggers the Penalty Adjustment.

(e)Notwithstanding the foregoing, prior to calling for any Optional Capital Contributions hereunder, in the event the Board determines, following the satisfaction by the Members of all Mandatory Additional Capital Contributions hereunder, that additional capital is needed to achieve the Milestones set forth in the Business Plan most recently approved by the Board, SS&C Health shall make additional Capital Contributions (in cash or, as determined by the Board hereunder, Contributed Property) up to a maximum of [***] (the “Overage Obligation”), for no additional Percentage Interest hereunder, to the extent so called for by the Board in accordance with this Section 4.3(e).  For the avoidance of doubt, (i) the Overage Obligation shall be treated as a Capital Contribution for all purposes hereunder other than with respect to the dilution of any other Founding Member’s Percentage Interest, which shall remain unchanged as a result of the contribution of any or all of the Overage Obligation, but the Overage Obligation payment shall otherwise be noted on Schedule I, and (ii) SS&C Health shall have no Overage Obligation with respect to the Company’s capital needs other than as may be expressly required to achieve the Milestones set forth in the Business Plan most recently approved by the Board.  For purposes of this Section 4.3(e), if SS&C Health elects to contribute services in satisfaction of any Overage Obligation hereunder, the parties understand and agree that such services would be valued [***].

Capital Contributions of Certain Contributed Property

.  In addition to the cash Capital Contributions contemplated by Section 4.1 and Section 4.3, each of SS&C Health and Humana will assign or license to the Company, in accordance with their respective Contribution

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Agreements, the PBM Assets to be assigned or licensed to the Company, as applicable, by such Founding Member in accordance with its Contribution Agreement.

Capital Accounts

.

(a)A Capital Account shall be established and maintained for each Member.  Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed or deemed to be contributed by that Member to the Company, (B) the Agreed Value of Contributed Property by that Member to the Company (net of liabilities secured by the Contributed Property that the Company is considered to assume or take pursuant to Section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding tax items of income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations, and (ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take pursuant to Section 752 of the Code), (C) allocations to that Member of Section 705(a)(2)(B) Expenditures, and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding items described in clause (a)(i)(C) of this paragraph and tax items of loss or deduction described in Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii) of the Treasury Regulations.

(b)Except as otherwise provided herein, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to (i) all Capital Contributions made or deemed to have been made to the Company on or after the date of this Agreement, (ii) all allocations of income, gain, deduction and loss pursuant to Article V for operations and transactions effected on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement and (iii) all distributions made on or after the date of this Agreement.

(c)Upon the Transfer of a Membership Interest in the Company after the date of this Agreement, the Capital Account of the transferor Member that is attributable to the transferred interest will be carried over to the transferee Member but, if the Company has an election in effect under Section 754 of the Code, the Capital Account will be adjusted to reflect any adjustment required as a result thereof by the Treasury Regulations promulgated pursuant to Section 704(b) of the Code.

(d)The realization, recognition and classification of any item of income, gain, loss or deduction for Capital Account purposes shall be the same as its realization, recognition and classification for federal income tax purposes; provided, however, that:

(i)Any deductions for depreciation, cost recovery or amortization attributable to a Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property.  Upon adjustment pursuant to Section 4.5(e) of the Carrying Value of the Company

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property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization shall be determined as if the adjusted tax basis of such property was equal to its Carrying Value immediately following such adjustment.  Any deductions for depreciation, cost recovery or amortization under this Section 4.5(d) shall be computed in accordance with Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations.

(ii)Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

(iii)All items incurred by the Company that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated among the Members pursuant to Article V.

(iv)All items of tax-exempt income and non-deductible expense shall be taken into account as if they were taxable or deductible, as applicable.

(e)(i)Upon the issuance of additional Membership Interests in the Company for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Values of all Company Properties immediately prior to such issuance shall be adjusted (consistent with the provisions hereof and with the Treasury Regulations under Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Company Property immediately prior to such issuance and had been allocated to the Members.  In determining such Unrealized Gain or Unrealized Loss, the fair market value of Company Property as of any date of determination shall be reasonably determined by the Board.

(ii)Immediately prior to the actual or deemed distribution of any Company Property (other than cash) or the distribution of cash, in each case, in redemption of a Member’s Membership Interest in the Company, the Capital Accounts of all Members and the Carrying Value of all Company Property shall be adjusted (consistent with the provisions hereof and Treasury Regulations under Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Company Property immediately prior to such distribution and had been allocated to the Members at such time.  In determining such Unrealized Gain or Unrealized Loss, the fair market value of Company Property as of any date of determination shall be reasonably determined by the Board.

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(f)In addition to the adjustments required by the foregoing provisions of this Section 4.5, the Capital Accounts of the Members shall be adjusted in accordance with the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(g)The foregoing provisions of this Section 4.5 are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Board, subject to Section 9.5(b)(xxvi), shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the Board, subject to Section 9.5(b)(xxvi), may make such modification, provided that such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to Article V or Section 14.4 and the Board shall notify the Members in writing of such modification prior to its effective date, and provided, further, that the Board shall have no liability to any Member for any failure to exercise any such discretion to make any modifications permitted under this Section 4.5(g).

(h)The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise.

Return of Capital Contributions

.  Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member’s Capital Contribution.

Interest

.  No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts.

Loans from Members

.  Loans by a Member to the Company shall not be considered Capital Contributions.  If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member.  The amounts of any such advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.  The repayment of loans from a Member to the Company upon liquidation shall be subject to the order of priority set forth in Section 14.4.  The foregoing is qualified in its entirety, and made subject to, the provisions of Section 4.3 above.

Article V
ALLOCATIONS AND DISTRIBUTIONS

Allocations of Income, Gain, Loss, Deduction and Credit from Operations and Interim Capital Transactions

.  Except as otherwise provided in this Article V, income, gain, loss, deduction and credit of the Company from operations and Interim Capital Transactions for each taxable year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests; provided, however, that any items of loss or deduction directly attributable to payments of Overage Obligations by SS&C Health to the Company shall be allocated solely to SS&C Health; and provided, further, following any adjustment to Percentage Interests under this

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Agreement, allocations of income, gain, loss, deduction and/or credit shall be adjusted from time to time thereafter as reasonably determined by the Board in order to cause the Capital Account balances of the Members to be in proportion to their Percentage Interests; provided, however, that any Overage Obligation payments shall not adjust or be included in the calculation of SS&C Health’s Percentage Interest.  Except as otherwise specified in this Agreement, allocations for federal income tax purposes shall be made in the same manner as the foregoing allocations of book items for Capital Account purposes.

Allocations on Dissolution and Winding Up

.  Except as otherwise provided in this Article V, after adjusting the Capital Accounts for distributions under Section 5.14 and allocations under Section 5.1 for the year, gain or loss resulting from a sale of the Company’s assets under Section 14.2 or otherwise upon the dissolution and termination of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

Book/Tax Disparities; Section 754 Elections; Etc

.

(a)In the case of Contributed Property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated in a manner consistent with the requirements of Section 704(c) of the Code and utilizing the allocation method determined in accordance with Section 12.8(e) to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution.

(b)In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of Section 704(c) of the Code to take into account the difference between the Carrying Value of such property and its adjusted tax basis.  In the event that the Adjusted Property was originally a Contributed Property, the allocation required by this Section 5.3(b) also shall take into account the requirements of (and the method determined pursuant to) Section 5.3(a).

(c)All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code and to provide only Members recognizing gain on Company distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Company property resulting from any election under Section 754 of the Code.

(d)Whenever the income, gain and loss of the Company allocable hereunder consists of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain and loss for tax purposes allocable to each Member shall be deemed to include its proportionate share of each such item based on such Member’s Percentage Interest.  Notwithstanding the foregoing, if the Company realizes depreciation recapture income pursuant to Section 1245 or Section 1250 (or other comparable provision) of the Code as the result of the sale or other disposition of any asset, the allocations to each Member hereunder shall be deemed to include the same proportion of such depreciation recapture as the

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total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members.  This Section 5.3(d) shall be construed to affect only the character, rather than the amount, of any items of income, gain and loss.

(e)Any increase to a Founding Member’s Capital Contributions on account of the Founding Member providing services to the Company (as opposed to contributing money or Contributed Property to the Company) shall be treated for federal and state income tax purposes as a guaranteed payment (under Section 707(c) of the Code) to the Founding Member providing such services, followed by a contribution of the amount of such guaranteed payment to the capital of the Company as a Capital Contribution and thereafter shall be reflected in the Capital Account of such Founding Member.

Allocation of Nonrecourse Deductions

.  Items of loss, deduction and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(c) of the Treasury Regulations, to increases in the Company’s Minimum Gain shall be allocated, as provided in Section 1.704-2(e) of the Treasury Regulations, to the Members in accordance with their respective Percentage Interests.

Allocation of Member Nonrecourse Deductions

.  Notwithstanding the provisions of Sections 5.1 and 5.2, items of loss, deduction and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(i) of the Treasury Regulations, to Member Nonrecourse Debt shall (prior to any allocation pursuant to Section 5.1 or 5.2) be allocated, as provided in Section 1.704-2(i) of the Treasury Regulations, to the Members in accordance with the ratios in which they bear the economic risk of loss for such debt for purposes of Section 1.752-2 of the Treasury Regulations.

Minimum Gain Chargeback

.  In the event that there is a net decrease in the Company’s Minimum Gain during a taxable year of the Company, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply.

Member Minimum Gain Chargeback

.  If during a taxable year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with Section 1.704-2(i) of the Treasury Regulations.

Qualified Income Offset

.  Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, income of the Company shall be allocated, after the allocations required by Sections 5.6 and 5.7 but before any other allocation required by this Article V, to the Members with deficit balances in their Adjusted Capital Accounts (as defined in Section 5.9 hereof) in an amount and manner sufficient to eliminate such deficit balances as quickly as possible.  This Section 5.8 is intended to satisfy the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

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Limitations on Loss Allocation

.  Notwithstanding any other provision of this Agreement to the contrary, no item of loss or deduction of the Company shall be allocated to a Member if such allocation would result in a negative balance in such Member’s Adjusted Capital Account.  Such loss or deduction shall be allocated first among the Members with positive balances in their Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter in accordance with their interests in the Company as determined under Section 1.704-1(b)(3) of the Treasury Regulations.

Curative Allocations

.  If any items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures are allocated to a Member pursuant to Section 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9, then, prior to any allocation pursuant to Section 5.1 or 5.2 and subject to Sections 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9, items of income and gain (including gross income) and items of loss, deduction and Section 705(a)(2)(B) Expenditures for subsequent periods shall be allocated to the Members in a manner designed to result in each Member’s Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures not occurred under Section 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9.  In exercising their discretion under this Section 5.10, the Members shall take into account future allocations under Sections 5.6 and 5.7 that, although not yet made, are likely to offset other allocations previously made under Sections 5.4 and 5.5.

Interest in Company Profits

.  Pursuant to Section 1.752-3(a)(3) of the Treasury Regulations, the Members’ interests in Company profits for purposes of determining the Members’ proportionate shares of the excess nonrecourse liabilities (as defined in Section 1.752-3(a)(3) of the Treasury Regulations) of the Company shall be determined in accordance with their respective Percentage Interests.

Distributions in Kind

.  If any assets of the Company are distributed in kind pursuant to Section 14.4, such assets shall be distributed to the Members entitled thereto in the same proportions as if the distribution were in cash.  Such assets shall be valued at their then fair market value as reasonably determined by the Board by Majority Vote, subject to Section 9.5(b)(xvi).  The amount of Unrealized Gain or Unrealized Loss attributable to any asset to be distributed in kind to the Members shall, to the extent not otherwise recognized by the Company, be taken into account in computing gain or loss of the Company for purposes of allocation of gain or loss under Sections 5.1 and 5.2, and distributions of proceeds to the Members under Sections 5.14 and 14.4.  If the assets of the Company are sold in a transaction in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account in computing gain or loss of the Company for purposes of allocations and distributions to the Members pursuant to this Article V, notwithstanding that the Members may elect to continue the Company pending collection of deferred purchase money obligations received in connection with such sale.

Allocations and Distributions to Transferred Interests

.

(a)If any interest in the Company is transferred, increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the Company for such year shall be allocated among the Members to take into account their varying interests during the

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year in any manner the Board shall approve by Majority Vote, in its sole discretion, as then permitted by the Code.

(b)Distributions under Sections 5.14 and 14.4 shall be made only to Members and assignees who, according to the books and records of the Company, are Members or assignees on the actual date of distribution.  Neither the Company, the Board nor any Manager shall incur any liability for making distributions in accordance with this Section 5.13(b).

Distributions of Distributable Funds

.

(a)A distribution of Distributable Funds shall, subject to Section 9.5(b)(xvi), be made upon a vote of the Board.  A vote to make a distribution on the basis of Tax Allowance Amounts shall include, as soon as reasonably practicable after the end of each calendar quarter or taxable year, as applicable, a determination of the Tax Allowance Amount for every Member in respect of such quarter or taxable year.  Upon such determination, the Board shall cause each Member’s Tax Allowance Amount to be distributed to such Member, provided such a distribution is permitted by all lending agreements to which the Company is then a party, and provided, further, that if there are insufficient Distributable Funds to distribute each Member’s full Tax Allowance Amount, distributions hereunder shall be made proportionately based on each Member’s Tax Allowance Amount.  All distributions of Tax Allowance Amounts shall be treated as advances against, and therefore shall reduce on a dollar-for-dollar basis, subsequent distributions to the applicable Members pursuant to Section 5.14(b) or Section 14.4 hereof.

(b)Except as provided in subsection (a) above or in Section 14.4 hereof relating to distributions upon the dissolution and liquidation of the Company, Distributable Funds shall be distributed to the Members in accordance with their respective Percentage Interests.  Any such distributions shall be made only to the extent approved, subject to Section 9.5(b)(xvi), by the Board.  To the extent that any distribution pursuant to this Section 5.14 consists of a consideration of a type or in a form other than cash, the types and forms of such consideration shall be allocated in an equitable manner among the Members entitled thereto, in the proportions and amounts provided for herein, such that each Member shall, except for immaterial variances, receive the same type or form of consideration.  The Company shall not make any distribution to the Members if, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their Percentage Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of Company Property, except that the fair value of Company Property that is subject to a liability for which recourse of creditors is limited shall be included in the Company assets only to the extent that the fair value of that Company Property exceeds that liability.

Order of Application

.  For purposes of this Article V, distributions and allocations shall be made in the following order:  (a) first, in accordance with Section 5.14; (b) second, in accordance with Section 5.7; (c) third, in accordance with Section 5.6; (d) fourth, in accordance with Section 5.8; (e) fifth, in accordance with Section 5.9; (f) sixth, in accordance with Section 5.3; (g) seventh, in accordance with Section 5.5; (h) eighth, in accordance with Section 5.4; (i) ninth, in accordance with Section 5.10; (j) tenth, in accordance with Section 5.1; and (k) eleventh, in accordance with Section 5.2.

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Withholding

.

(a)If any federal, foreign, state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of taxable income or any items thereof, or with respect to distributions, the Company shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities (a “Withholding Payment”).  In such a case, for purposes of this Agreement the Member for whom the Company has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly to the applicable taxing authority and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.  If it is anticipated that, at the due date of the Company’s withholding obligation, a Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after written notice by the Company.  If a Member fails to make the required payment when due hereunder and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at a rate consistent with market rates for similar loans as the Board may reasonably determine, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.  In the event that the distributions or proceeds to the Company or any subsidiary of the Company are reduced on account of taxes withheld at the source or any taxes are otherwise required to be paid by the Company or a subsidiary of the Company and such taxes are imposed on or with respect to one or more, but not all of the Members in the Company, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a withholding tax with respect to such Members pursuant to this Section 5.16.  Taxes imposed on the Company or a subsidiary of the Company where the rate of tax varies depending on characteristics of the Members shall be treated as taxes imposed on or with respect to the Members for purposes of this Section 5.16.  Subject to the two preceding sentences, if the distributions or proceeds to the Company or any subsidiary of the Company are reduced on account of taxes withheld at the source, and such taxes are imposed on the Company, then the amount of the reduction shall be treated as an expense of the Company.  Each Member agrees to indemnify and hold harmless the Company and the Board from and against any and all liability with respect to withholding obligations required on behalf of, or with respect to, such Member.  A Member’s obligation to so indemnify shall survive the transfer or assignment of such Member’s Membership Interest in the Company, and the liquidation and dissolution of the Company or the Member’s Membership Interest therein, and the Company may pursue and enforce all rights and remedies it may have against each such Member under this Section 5.16.

(b)Any Imputed Underpayment Amount shall be treated as if it were paid by the Company as a Withholding Payment with respect to the appropriate Member under Section 5.16(a).  The Board shall reasonably determine (in good faith consultation with each applicable Member) the portion of an Imputed Underpayment Amount attributable to each Member or former Member.  The portion of the Imputed Underpayment Amount that the Board attributes to a Member shall be treated as a Withholding Payment with respect to such Member.

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The portion of the Imputed Underpayment Amount that the Board attributes to a former Member of the Company shall be treated as a Withholding Payment with respect to both such former Member and such former Member’s transferee(s) or assignee(s), as applicable, and the Board may in its discretion exercise the Company’s rights pursuant to this Section 5.16 in respect of either or both of the former Member and its transferee or assignee.

Article VI
TRANSFERS OF MEMBERSHIP INTERESTS

Limitation on Transfer

.

(a)Except as provided in this Article VI, no Member shall make or permit to occur, with respect to such Member, any Transfer prior to the [***] (the “Lockup Period”).

(b)Following the expiration of the Lockup Period, each Member may make or permit to occur any Transfer to any Person (i) only after complying with the provisions of this Article VI, as applicable, and (ii) that is not a Competitor of the Company or the Founding Members (or other Founding Members, if the Transferring Member is a Founding Member).

(c)Any Founding Member may make or permit to occur any Transfer to any other Person during the Lockup Period only with the prior written consent of the non-Transferring Founding Members, provided that the Transferring Founding Member also complies with the provisions of this Article VI, as applicable.

(d)Any purported Transfer of any Membership Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the Transfer contemplated thereby.  Notwithstanding anything contained herein to the contrary, (i) no Member may Transfer any Membership Interest in violation of any provision of this Agreement or in violation of the Securities Act and any applicable state securities laws, and (ii) no Transfer of any Membership Interest may be effected if such Transfer would cause a dissolution of the Company under the Act.

(e)In the event a Member desires to Transfer all or part of such Member’s Membership Interest or any interest therein, such Member will be responsible for compliance with all conditions of Transfer imposed by this Agreement and under applicable law and for any expenses incurred by the Company for legal and/or accounting services in connection with reviewing any proposed Transfer or issuing opinions in connection therewith.  Until the Transferee is admitted as a Member pursuant to Section 6.3, the Transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Membership Interest Transferred.

(f)This Section 6.1 governs only the Transfer of a Member’s economic rights in the Company.  With respect to the admission of a Transferee as a Member, the provisions of Section 6.3 shall govern.

(g)If SS&C Health determines to proceed with a transaction that would constitute a Drag-Along Sale or a Change of Control of the Company hereunder, then SS&C Health shall provide the Company and the other Founding Members with written general notice

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of its intent to pursue a strategic transaction not less than [***] prior to the date that SS&C Health Transfers its Membership Interests hereunder.

Permitted Transfers

.  Except for the obligations set forth in Section 6.3 (which, for clarity, shall apply to each Permitted Transfer (as defined below)), the provisions of this Article VI shall not apply to any Transfer by a Member to a Permitted Transferee of such Member (each such Transfer, a “Permitted Transfer”); provided that, at any time that a Person to whom a Member Transfers its Membership Interests no longer qualifies as a Permitted Transferee, such Person shall Transfer such Membership Interests back to such Member (which Transfer back shall also be deemed a Permitted Transfer hereunder).

Admission of Transferee as Member

.  A Transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement.  Upon admission of the Transferee as a Member, the Transferee shall have, to the extent of the Membership Interest Transferred, the rights and powers and shall be subject to the restrictions and liabilities of a Member under this Agreement, the Certificate of Formation and the Act, in each case subject to Section 15.1 below.  The Transferee shall also be liable, to the extent of the Membership Interest Transferred, for the unfulfilled obligations, if any, of the Transferor Member to make Capital Contributions.  Whether or not the Transferee of a Membership Interest becomes a Member, the Transferor Member is not released from any liability to the Company under this Agreement, the Certificate of Formation or the Act.

Right of First Offer

.

(a)At all times while this Agreement remains in effect, if a Member (the “Selling Member”) desires to Transfer to any Person that is not a Permitted Transferee of such Member all or any part of its Membership Interests (the “Offered Interests”), the Selling Member shall give the Company and the Founding Members (or the other Founding Members, if the Selling Member is a Founding Member) (the “Non-Selling Members”) Notification of such Selling Member’s bona fide intention to Transfer the Offered Interests (the “Transfer Notice”), which Transfer Notice shall state (i) the Percentage Interest (including the Membership Interest represented thereby) proposed to be Transferred, (ii) the proposed purchase price (the “Offer Price”) at which the Selling Member proposes to effectuate the Transfer, and (iii) the other terms and conditions of the proposed Transfer.  The Transfer Notice shall constitute a firm offer on the part of the Selling Member to sell the Offered Interests to the Non-Selling Members at the Offer Price, and otherwise upon the same offer terms and conditions of the Transfer set forth in the Transfer Notice, or upon such other terms and conditions as may be agreed upon by the Selling Member and the Non-Selling Members, as applicable.

(b)Each Non-Selling Member shall have the right, exercisable within [***] after receipt of the Transfer Notice (the “Offer Period”), to elect to purchase all, but not less than all, of its proportionate share, based on the Non-Selling Members’ relative Percentage Interests, of the Offered Interests at the Offer Price and on the terms and conditions of the Transfer set forth in the Transfer Notice or upon such other terms and conditions as may be agreed upon by the Selling Member and the Non-Selling Members.  A Non-Selling Member may exercise its right to purchase the Offered Interests by delivering Notification thereof to the Selling Member and the Company.  The failure of any Non-Selling Member to exercise its right to purchase Offered Interests within

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the Offer Period shall be deemed to be a waiver by such Non-Selling Member of its rights to acquire the Offered Interests under this Section 6.4.  The acceptance by a Non-Selling Member of the offer to purchase the Offered Interests pursuant to the Transfer Notice shall be irrevocable, and, subject to the preceding sentence, the Non-Selling Member shall be bound and obligated to purchase its proportionate share, based on the Non-Selling Members’ relative Percentage Interests, of the Offered Interests, subject to the execution of customary definitive documentation.  If any Non-Selling Member declines, or fails, to exercise its right to purchase Offered Interests within the Offer Period, then each Non-Selling Member that accepted the offer to purchase Offered Interests within the Offer Period (each an “Exercising Member”) shall have the right, exercisable within [***] after receipt of notice thereof (the “Secondary Offer Period”), to elect to purchase all, but not less than all, of its proportionate share, based on the Exercising Members’ relative Percentage Interests, of the remaining Offered Interests at the Offer Price and on the same terms and conditions (“Secondary Offer Right”). If any Exercising Member declines, or fails, to exercise its Secondary Offer Right within the Secondary Offer Period, then the Exercising Member that accepted the offer to purchase Offered Interests within the Secondary Offer Period shall have the right, exercisable within [***] after receipt of notice thereof, to elect to purchase all, but not less than all, of the remaining Offered Interests at the Offer Price and on the same terms and conditions.  For the avoidance of doubt, if there is only one Non-Selling Member that elects to exercise its full right to purchase the Offered Interests hereunder, such Non-Selling Member shall be permitted to purchase all of the Offered Interests on the terms set forth herein.

(c)During the Lockup Period, if the Non-Selling Members expressly decline to, or fail to, exercise their rights to purchase all the Offered Interests hereunder, the Non-Selling Members may, by express written consent, permit the Selling Member to Transfer all, but not less than all, of the Offered Interests to any other Person that is not a Competitor for a purchase price at least equal to the Offer Price and upon terms and conditions equal or more favorable to the Selling Member as those set forth in the Transfer Notice.  If the Selling Member does not Transfer the Offered Interests during the period from the date of expiration of the Offer Period as agreed by the Non-Selling Members, as such period may be extended to obtain any required regulatory approvals, the Selling Member shall not be permitted to effectuate any Transfer of the Offered Interests or any other Membership Interests of the Company without again complying with this Section 6.4.  For the avoidance of doubt, no Non-Selling Member is obligated to consent to the Transfer of the Offered Interests by the Selling Member to a third Person even if the Non-Selling Member expressly declines to, or fails to, exercise its rights to purchase any or all of the Offered Interests hereunder.  If any Non-Selling Member does not grant its consent, the Selling Member may not Transfer such Offered Interests during the Lockup Period.

(d)At all times after the expiration of the Lockup Period, if one or more of the Non-Selling Members fail, collectively, to exercise rights to purchase all, but not less than all, of the Offered Interests hereunder, the Selling Member may Transfer all, but not less than all, of the Offered Interests to any other Person that is not a Competitor for a purchase price at least equal to the Offer Price and upon terms and conditions equal or more favorable to the Selling Member as those set forth in the Transfer Notice.  If the Selling Member does not Transfer the Offered Interests during the  period from the date of expiration of the Offer Period through the date that is [***] days thereafter, as such period may be extended to obtain any required regulatory approvals, the Selling Member shall not be permitted to effectuate any Transfer of the Offered Interests or any other Membership Interests of the Company without again complying with this Section 6.4.

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(e)The closing of the sale of Offered Interests by the Selling Member hereunder shall be held at the principal office of the Company at such time and place as the parties to the transaction may agree.  At such closing, all of the parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain all necessary consents from all third parties, execute such documents and take such other actions as may be necessary to effectuate the intent of the foregoing.  At such closing, the Selling Member shall deliver such Offered Interests free and clear of any liens and each Transferee shall deliver payment (in full in immediately available funds in the case of all cash payments) for the Offered Interests purchased by such Transferee.

Tag-Along Rights

.

(a)Subject to Section 6.5(f) below, at any time following the expiration of the Lockup Period, and subject to the other provisions of this Article VI, as applicable, if a Selling Member desires to Transfer, in one transaction or a series of related transactions (other than in connection with a Drag-Along Sale), some or all of its Membership Interests in the Company (a “Tag-Along Sale”) to any Person that is not a Permitted Transferee of such Selling Member (a “Proposed Purchaser”), each Non-Selling Member shall have the right and option, but not the obligation, to participate in such Tag-Along Sale (“Tag-Along Right”), at the same price (which shall take into account all consideration proposed to be paid by the Proposed Purchaser or its Affiliates to the Selling Member in such Tag-Along Sale) and on the same terms and subject to the same conditions as the Tag-Along Sale proposed by the Selling Member or its Affiliates, by selling a Percentage Interest (including the Membership Interest represented thereby) of the Company equal to, for each Non-Selling Member, such Non-Selling Member’s Percentage Interest multiplied by a fraction (i) the numerator of which is the Percentage Interest included in the Membership Interests being Transferred by the Selling Member and (ii) the denominator of which is the total Percentage Interest held by the Selling Member at the time of such Tag-Along Sale (such amount, the “Tag-Along Share”).

(b)The Selling Member shall notify the Company and the Non-Selling Members in writing of any proposed Tag-Along Sale at least [***] prior to the proposed effective date of such proposed Tag-Along Sale (a “Tag-Along Transfer Notice”).  Any such Tag-Along Transfer Notice shall state (i) the Percentage Interest (including the Membership Interest represented thereby) proposed to be Transferred by the Selling Member; (ii) the resulting Tag-Along Share; (iii) the name and address of the Proposed Purchaser in such Tag-Along Sale; (iv) the proposed purchase price to be paid by the Proposed Purchaser in such Tag-Along Sale ([***]); (v) the other material terms and conditions of such proposed Tag-Along Sale, including copies of definitive sale documents, to the extent available (which shall [***]); and (vi) the proposed effective date of the proposed Tag-Along Sale.

(c)Each Non-Selling Member may exercise the Tag-Along Right in connection with a Tag-Along Sale described in a Tag-Along Transfer Notice by delivering an irrevocable Notification to the Selling Member (a “Tag-Along Notice”) within [***] following receipt of the Tag-Along Transfer Notice from the Selling Member.  Any Tag-Along Notice delivered by a Member (a “Tagging Member”) to the Selling Member in connection with a proposed Tag-Along Sale shall set forth the portion of such Tagging Member’s Membership Interests that such Tagging Member proposes to include in such proposed Tag-Along Sale.

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(d)If the Proposed Purchaser is unwilling to purchase all of the Membership Interests proposed to be Transferred by the Tagging Members in the Tag-Along Sale, then the Selling Member and each Tagging Member shall reduce, proportionately among the Selling Member and all Tagging Members (based on their relative share of the total Percentage Interests proposed to be Transferred), the Percentage Interest (including the Membership Interest represented thereby) that each otherwise would have sold so as to permit such Members to sell the Percentage Interests (including the Membership Interests represented thereby) that the Proposed Purchaser is willing to purchase.

(e)In order to be able to consummate a Tag-Along Sale, each Tagging Member shall (i) prior to the closing of any such proposed Tag-Along Sale, execute any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed Tag-Along Sale; provided that any such purchase agreement or other certificates, instruments and other agreements shall be on terms [***], and the provision of requisite indemnifications to the Proposed Purchaser; and provided, further, that any indemnification provided by the Selling Member and the Tagging Members to the Proposed Purchaser shall be several and not joint and shall be made in proportion to the respective Percentage Interests (including the Membership Interests represented thereby) to be Transferred in connection with such Tag-Along Sale (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular Member, which shall be borne solely by the applicable Member) and [***], and (ii) at the closing of any such proposed Tag-Along Sale, deliver to the Proposed Purchaser such instruments of transfer as shall be requested by the Proposed Purchaser with respect to the Membership Interests to be Transferred, against receipt of the purchase price therefor.  In the event that the closing of any Tag-Along Sale during the Lockup Period shall not occur within [***] from the date of the expiration of the Offer Period, as such period may be extended to obtain any required regulatory approvals, each Tagging Member shall be entitled to revoke its Tag-Along Notice, in which event any subsequent Transfer of Membership Interests by the Selling Member shall once again become subject to the provisions of this Agreement, including Section 6.4 and this Section 6.5.

(f)Notwithstanding the foregoing, the provisions of this Section 6.5 shall not apply to a Transfer by the Selling Member in the event such Selling Member is transferring [***] of its then remaining Membership Interest for an amount that is [***].

Drag-Along Right

.

(a)At any time following the Company having achieved all of the Milestones, and subject to the other provisions of this Article VI, as applicable, if SS&C Health desires to Transfer at least [***] of the Membership Interests in the Company to any Proposed Purchaser in a transaction or a series of related transactions pursuant to which each other Founding Member shall have the right, if it so elects, to Transfer up to [***] of its Membership Interests in connection therewith (a “Drag-Along Sale”), SS&C Health shall have the right and option, but not the obligation, to require the other Members to participate in such Drag-Along Sale (“Drag-Along Right”), at the same price (which shall take into account all consideration proposed to be paid by the Proposed Purchaser or its Affiliates to SS&C Health in such Drag-Along Sale) and on the same terms and subject to the same conditions as the Drag-Along Sale proposed by SS&C Health or its Affiliates (which such terms and conditions shall not (i) restrict the current or prospective business

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or operations of either Humana or Anthem or their respective Affiliates or (ii) require either Humana or Anthem or their respective Affiliates to agree to a non-competition, non-solicitation, no-hire or other restrictive covenant (other than as may be provided for in this Agreement and any other agreement in place between the Company and a Member from time to time)), by selling the desired Percentage Interest(s) (including the Membership Interest(s) represented thereby) held by such other Founding Member(s), which, in each case, shall be no less than such other Founding Member’s Percentage Interest multiplied by a fraction (x) the numerator of which is the Percentage Interest included in the Membership Interests being Transferred by SS&C Health and (y) the denominator of which is the total Percentage Interest held by SS&C Health at the time of such Drag-Along Sale (such amount, the “Drag-Along Share”).

(b)SS&C Health shall notify the Company and the other Members in writing of any proposed Drag-Along Sale in respect of which SS&C Health intends to exercise the Drag-Along Rights at least [***] prior to the proposed effective date of such proposed Drag-Along Sale (a “Drag-Along Transfer Notice”).  Any such Drag-Along Transfer Notice shall state (i) the Percentage Interest (including the Membership Interest represented thereby) of the Company proposed to be Transferred by SS&C Health; (ii) the resulting Drag-Along Share; (iii) the name and address of the Proposed Purchaser in such Drag-Along Sale; (iv) the proposed purchase price to be paid by the Proposed Purchaser in such Drag-Along Sale; (v) the other material terms and conditions of such proposed Drag-Along Sale, including copies of definitive sale documents, to the extent available; and (vi) the proposed effective date of the proposed Drag-Along Sale.

(c)If the Proposed Purchaser is unwilling to purchase all of the Membership Interests of the Company proposed to be Transferred by the Members in the Drag-Along Sale, then each Member shall reduce, proportionately (based on their relative share of the Percentage Interests proposed to be Transferred), the Percentage Interests (including the Membership Interests represented thereby) of the Company that each otherwise would have sold so as to effectuate the sale by the Members of the amount of Membership Interests of the Company that the Proposed Purchaser is willing to purchase; so long as such amount is not less than [***] of the Membership Interests in the Company and so long as each of Humana and Anthem retain the right, but not the obligation, to sell [***] of each of their Membership Interests in the Drag-Along Sale.

(d)In order to consummate a Drag-Along Sale, each Member shall (i) prior to the closing of any such proposed Drag-Along Sale, execute any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed Drag-Along Sale; provided that any such purchase agreement or other certificates, instruments and other agreements [***]; and provided, further, that any indemnification provided by SS&C Health and the other selling Members to the Proposed Purchaser shall be several and not joint and shall be made in proportion to the respective Percentage Interests (including the Membership Interests represented thereby) to be Transferred in connection with such Drag-Along Sale (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular Member, which shall be borne solely by the applicable Member) and [***] and provided, further, that Humana and Anthem shall not be required to agree to (x) any terms or conditions that restrict the current or prospective business or operations of either Humana or Anthem or their respective Affiliates or (y) a non-competition, non-solicitation, no-hire or other restrictive covenant (other than as may be provided for in this Agreement and any other agreement in place between the Company and a Member from time to time), and (ii) at the

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closing of any such proposed Drag-Along Sale, deliver to the Proposed Purchaser such instruments of transfer as shall be requested by the Proposed Purchaser with respect to the Membership Interests to be Transferred, against receipt of the purchase price therefor.  In any Drag-Along Sale, each of Anthem and Humana shall retain their respective rights under Section 6.7.

Orderly Exit

.  [***], the parties wish to provide Humana and Anthem (as applicable, the “Exiting Founder”) with the right to Transfer all (but not less than all) of their respective Membership Interests to any Person, other than a Permitted Transferee, on the terms set forth in this Section 6.7 (any such Transfer, an “Orderly Exit”) and subject to the other provisions of this Article VI.

(a)Trigger Events; Discretionary Election.  An Orderly Exit may be noticed by an Exiting Founder at any time (A) the Exiting Founder is not in material breach of its obligations under this Agreement or any PBM Services Agreement and (B) upon the occurrence of any one of the following:  (i) there exists a Material Breach (a “Breach Event”), (ii) following consummation of a Drag-Along Sale (a “Drag Event”), (iii) following consummation of a Change of Control of SS&C Health or the Company involving [***] (a “Sale Event”), (iv) following any dissolution, winding up or liquidation (including in bankruptcy) of SS&C Health or the Company (along with any Breach Event, Drag Event or Sale Event, the “Trigger Events” and each a “Trigger Event”), or (v) following expiration of the Lockup Period, for any reason (a “Discretionary Election”).

(b)Timing of Notice.  The Exiting Founder shall have [***] days following a Trigger Event to provide the Company and the other Founding Members with written notice of an Orderly Exit hereunder.  For the avoidance of doubt, the foregoing limitation shall not apply to any Discretionary Election, which may be made [***]. Additionally, notice for any Orderly Exit (the “Exit Notice”) shall be given not less than [***] prior to the date the Exiting Founder Transfers its Membership Interests hereunder (such date, the “Exit Date”). For the avoidance of doubt, notice of an Orderly Exit for a Discretionary Election [***].

(c)Cooperation.  Promptly following the Exiting Founder’s delivery to the Company and the other Founding Members of the Exit Notice, the Company and Founding Members shall use their reasonable best efforts to agree in good faith to an appropriate timeline and process to enable a smooth transition in the ownership of the Company, recognizing that the transition period may [***].  If the Exiting Founder is providing any services to the Company at such time, it shall continue to do so, at the request of the Company, for [***], on the terms in effect at the time of the Exit Notice; provided, however, that such services will not be treated as Contributed Property.

(d)[***].

(e)Transition Services.  The Company shall cooperate in good faith with the Exiting Founder with respect to the provision of certain transition support services reasonably necessary to transition the Exiting Founder from the Company’s PBM Platform (the “Transition Services”).  The price to be paid for the foregoing Transition Services [***].

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(f)Other Assets.  The Company shall cooperate in good faith with the Exiting Founder with respect to the provision of other assets of the Company reasonably necessary to accomplish the foregoing.  The price to be paid for the foregoing assets [***].

(g)Effect on PBM Services Agreements.  In connection with any Orderly Exit, the Exiting Founder may, but shall not be required to, terminate by written notice to the Company any PBM Services Agreement such Exiting Founder may then have in place with the Company, effective as of the Exit Date, notwithstanding any terms to the contrary that may be set forth therein.  In the event any such PBM Services Agreement remains in effect after the Exit Date, this Section 6.7(g) shall be of no further force and effect and the PBM Services Agreement shall continue in accordance with its terms.

Article VII
RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

Authority; Liability to Third Parties

.  No Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, subject to the terms of any Approved Agreements (as defined in Section 9.5(c) below).  No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

Confidentiality

.

(a)Each Member (on behalf of itself and each of its Representatives) agrees not to divulge, communicate, use to the detriment of the Company or any other Member or for the benefit of any Person other than the Company, or misuse in any way, any Confidential Information of the Company or any subsidiary thereof or (as may relate or pertain to the Company or the business of the Company) of any other Member or its Affiliates, provided, however, that this prohibition shall not apply to (i) any information which, through no improper action of such Member, is publicly available or generally known in the industry; (ii) any information in the possession of a Member prior to such Member’s Membership Date that was obtained from a source other than the Company (provided any such information remains subject to the terms of any non-disclosure agreement to which such Member may be subject from time to time); (iii) any information disclosed to a Member by a third Person not known to such Member to be under a duty of confidence to the Company or any other Member; (iv) any information independently developed by a Member without reference to or use of the Confidential Information of the Company or any other Member or its Affiliates; or (v) any Confidential Information of the Company which is disclosed upon Majority Vote of the Board.  Each Member acknowledges and agrees that any information or data such Member has acquired on any of these matters or items were received in confidence.  Each Member shall be responsible for ensuring compliance by each of its Representatives with this Section 7.2(a) and shall be liable for any breach of this Section 7.2(a) by any of its Representatives.  Each Member retains its entire right, title, and interest in and to all of its own Confidential Information disclosed by such Member, and no disclosure of such Member’s Confidential Information hereunder will, in and of itself, be construed as a license, assignment, or other transfer of any such right, title, and interest to the Company or any other Person.

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(b)Notwithstanding anything to the contrary in this Section 7.2, a Member may disclose Confidential Information to the extent that the such Member is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose such Confidential Information; provided, that in connection with any such disclosure, (i) a disclosing Member shall only disclose such Confidential Information as is required to be disclosed in connection with the foregoing, (ii) to the extent legally permitted and reasonably practicable, a disclosing Member shall provide the Company and the other Members with prompt and advance written notice of any such intended disclosure so that the Company or such other Members have a reasonable opportunity to limit such disclosure, or (if applicable, and to the extent reasonably practicable) seek a protective order or other appropriate remedy to prevent such disclosure and (iii) a disclosing Member shall use its or his reasonable efforts to seek confidential treatment (consistent with the terms hereof) by the Person to whom such disclosure is made.

(c)It is agreed between the parties that the Company would be irreparably damaged by reason of any violation of the provisions of this Section 7.2, and that any remedy at law for a breach of such provisions would be inadequate.  Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any Member, including such Member’s agents, assigns or successors, for a breach or threatened breach of such provisions, without the necessity of proving actual monetary loss or posting a security bond.  It is expressly understood among the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Section 7.2 and the Company shall be entitled to seek any other relief or remedy that it may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Member relating to any such breach.

(d)Notwithstanding the foregoing, the participation or involvement of any Member in the Company shall not confer upon the Company or otherwise entitle the Company or any Member, Manager or employee of the Company to use or otherwise disclose in connection with the Company and its business and affairs the name of such Member without such Member’s prior written consent.  In the event that any Member provides or discloses to the Company any intellectual property of, or data concerning, such Member, and such intellectual property or data is designated by such Member as not for redisclosure to any other Member or Person other than employees of the Company with a need to know such information, such intellectual property or data shall be so treated and maintained, and any and all copies or descriptions of, or documents relating to such intellectual property or data in the possession of the Company shall be promptly returned to such Member upon its request therefor.

(e)The Company will share Sensitive Information with the Members only in compliance with the Compliance Policy.  The Members will share Sensitive Information in respect of the Company with other Members only in compliance with the Compliance Policy.

(f)This Section 7.2 shall, with respect to a Member, remain in effect at all times such Member holds any interest in the Company and, thereafter, for a period of five (5) years, provided, however, that with respect to any Confidential Information that constitutes a Trade

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Secret, such information will continue to be protected hereunder until such information is no longer a Trade Secret.

Withdrawal of Membership

.

(a)No Member shall have the right to voluntarily withdraw from the Company except in a Transfer effected in accordance with Article VI; provided, however, that such withdrawal shall not result in the dissolution of the Company pursuant to the Act or any other provision of this Agreement.

(b)A withdrawal, voluntary or involuntary, shall not, in and of itself, relieve a former Member of its obligations (i) to make any additional Capital Contributions approved prior to such Member’s voluntary or involuntary withdrawal; or (ii) to fulfill such Member’s contractual obligations to the Company incurred or arising prior to such Member’s voluntary or involuntary withdrawal.

No-Hire

.

(a)During the term of such Member holding any interest in the Company and for [***] thereafter (the “Residual Period”), each of SS&C Health, Humana and Anthem (each a “Covenant Party” and, together, the “Covenant Parties”) agrees that it shall not hire, and shall cause its Affiliates not to hire, directly or indirectly, any Personnel (as defined below).  For purposes of this Section 7.4, the term “Personnel” means, collectively [***]; and the term “hire” includes engaging an individual as an independent contractor or consultant or otherwise providing compensation for services.  Notwithstanding the foregoing, the restrictions set forth in this Section 7.4 shall not apply in the event a Founding Member seeks only to rehire a person who, immediately prior to being hired by the Company or any Affiliate thereof, or SS&C Health or any Affiliate thereof, had worked as an employee or individual consultant for such Founding Member.  The Covenant Parties acknowledge and agree that the covenants set forth in this Section 7.4 are reasonable and necessary for the protection of the business interests of the Company and each Covenant Party, as applicable, including, in particular, the Company’s or a Covenant Party’s interest in safeguarding its own Confidential Information (including Trade Secrets) for its exclusive knowledge and use.  [***] to the holder of such interests (the “Interest Holder”), and that any use or disclosure of the Interest Holder’s Confidential Information (including Trade Secrets) in breach of a Covenant Party’s obligations under this Agreement is [***].  The Company and any Company subsidiaries will not be considered to be Affiliates of any of SS&C Health, Humana and Anthem for purposes of this Section 7.4.  Notwithstanding the foregoing, in the event of an Orderly Exit, the restrictions set forth in this Section 7.4 shall continue to apply to the Exiting Founder until the later of (Y) [***] or (Z) [***] following the final date of Transition Services provided by the Company to such Exiting Founder pursuant to Section 6.7(e).  To facilitate the terms of this Section 7.4(a), SS&C Health shall (A) [***] and (B) [***].

(b)It is agreed between the Covenant Parties that the Company would be [***].  Therefore, a Covenant Party shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any other Covenant Party, including such Covenant Party’s agents, assigns or successors, for a breach or threatened breach of such provisions, without the necessity of proving

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actual monetary loss or posting a security bond.  It is expressly understood among the Covenant Parties that this injunctive or other equitable relief shall not be any such Covenant Party’s exclusive remedy for any breach of this Section 7.4 and a Covenant Party shall be entitled to seek any other relief or remedy that it may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that such Covenant Party shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any other Covenant Party relating to any such breach.

(c)Notwithstanding the foregoing, neither SS&C Health nor the Company shall be entitled to any remedies hereunder in the event of an unintentional breach of this Section 7.4 by Humana or Anthem [***] that occurs not more than [***] period (and with at least [***]).  For the avoidance of doubt, if there occurs [***], then SS&C Health and the Company reserve their respective rights to pursue any and all remedies available under this Agreement or otherwise at law or in equity.

(d)If this Section 7.4 (or any portion hereof) shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement (including the other portions of this Section 7.4) shall not in any way be affected or impaired thereby.  The parties agree that any such illegal or unenforceable provisions in this Section 7.4 will be deemed replaced with valid and enforceable provisions that achieve, to the maximum extent possible, the business purposes and intent of such invalid and unenforceable provisions.

Nondisclosure

.  No Member shall make any public release of information regarding the existence, or terms and conditions of, this Agreement, or the business conducted or to be conducted by the Company without the prior written consent of all of the Founding Members; provided, however, that each Member may communicate the same to its respective officers, directors, attorneys and other advisors, to the U.S. Securities and Exchange Commission and other Governmental Bodies, stock exchanges as may be appropriate, annual reports issued to shareholders or policyholders, and as otherwise required by law or court order.  Notwithstanding the foregoing, each Member agrees, except where otherwise required by law or court order, to cooperate and coordinate with, and provide prior notice to, the Founding Members with respect to the timing and content of any announcements, press releases or other public statements permitted hereunder.

Article VIII
MEETINGS OF MEMBERS

Place of Meetings

.  All meetings of Members shall be held at the principal office of the Company as provided in Section 2.5, or at such other place as may be designated by the Majority Vote of the Board or by the Members calling the meeting.

Meetings

.

(a)An annual meeting of Members for the transaction of such business as may properly come before the meeting shall be held at such place, on such date and at such time as the Board shall determine.

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(b)Special meetings of Members for any proper purpose or purposes may be called at any time by (i) Majority Vote of the Board or (ii) any of the Founding Members.

Notice

.  A Notification of all meetings, stating the place, day and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than [***] nor more than [***]before the meeting to each Member entitled to vote absent exigent circumstances, in which case, notification is required to be delivered at least [***] before the meeting.

Waiver of Notice

.  Attendance of a Member at a meeting shall constitute a waiver of Notification of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Notification of a meeting may also be waived in writing.  Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.

Quorum

.  The presence, either in person or by proxy, of Members holding at least [***]% of the Units, including at least one representative from each of the Founding Members, is required to constitute a quorum at any meeting of the Members; provided, however, that if Humana or Anthem fails to attend two consecutively called meetings of the Members, then a quorum shall be deemed to be present at the next consecutively called meeting of the Members notwithstanding the absence of Humana or Anthem, as applicable.

Voting

.

(a)All Members shall be entitled to vote on any matter submitted to a vote of the Members.  Members may vote either in person or by proxy at any meeting.  Each Member shall be entitled to one vote for each Unit of Voting Interest held by such Member.  Fractional Units shall be permitted.

(b)With respect to any matter other than a matter for which the affirmative vote of Members owning a specified percentage of the Units is required by the Act, the Certificate of Formation or any other provision of this Agreement, the affirmative vote of the holders of at least [***]% of the then-outstanding Units at a meeting at which a quorum is present shall be the act of the Members.

(c)No provision of this Agreement requiring that any action be taken only upon approval of Members holding a specified percentage of the Units may be modified, amended or repealed unless such modification, amendment or repeal is approved by the Founding Members holding at least such specified percentage.

Conduct of Meetings

.  The Board shall have full power and authority concerning the manner of conducting any meeting of the Members, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article VIII, the conduct of voting, the validity and effectiveness of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The chief executive officer of the Company (the “CEO”) or any other Executive Officer of the Company designated by Majority Vote of the Board shall serve as

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chairperson of any meeting of the Members; the Board shall designate a Person to take minutes of any meeting of the Members.  The chairperson of the meeting shall have the power to adjourn the meeting from time to time, without notice, other than announcement of the time and place of the adjourned meeting.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.  The Members agree that, in the event the Company expands its operations, the method of selecting the chairperson may be revised to reflect the relative Membership Interests of the Members resulting from such expansion.

Action by Written Consent

.  Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action to be taken, shall be signed and dated by Members representing not less than the minimum number of Units that, pursuant to the terms of this Agreement, or as otherwise required under the Act, would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.  Such consent or consents shall have the same force and effect as a vote of the signing Members at a meeting duly called and held pursuant to this Article VIII.  No prior notice from the signing Members to the Company or other Members shall be required in connection with the use of a written consent pursuant to this Section 8.8.  Notification of any action taken by means of a written consent of Members shall, however, be sent within a reasonable time after the date of the consent by the Company to all Members who did not sign the written consent.

Proxies

.  A Member may vote either in person or by proxy executed in writing by the Member.  A facsimile, telegram, telex, cablegram or similar transmission by the Member or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 8.9.  Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Company before or at the time of the meeting or execution of the written consent, as the case may be.  All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Board who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairperson of the meeting, in which event such inspector or inspectors shall decide all such questions.  No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies, unless such instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.

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Article IX
MANAGEMENT OF THE COMPANY

Management and Control of the Company

.  The business and affairs of the Company shall be managed, operated and controlled by or under the direction of a board of Managers (the “Board”), except as otherwise expressly provided for in this Agreement.  The Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to direct the performance of all contracts and other undertakings of the Company that the Board may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject to the terms and provisions hereof.  The power and authority of the Board may be delegated by the Board to one (1) or more officers of the Company or any other Person engaged to act on behalf of the Company; provided, however, that any such delegation of power and authority shall be subject to the terms of this Agreement.

Number and Election of Board

.

(a)The Board shall be established and initially consist of 13 Managers of the Company.  The Board shall be designated as follows:  (i) four Managers shall be designated by SS&C Health, at all times SS&C Health holds a Membership Interest in the Company (each, an “SS&C Designee”), (ii) four Managers shall be designated by Humana, at all times Humana holds a Membership Interest in the Company (each, a “Humana Designee”), (iii) four Managers shall be designated by Anthem, at all times Anthem holds a Membership Interest in the Company (each, an “Anthem Designee”), and (iv) following his or her appointment, the CEO of the Company shall report to the Board and serve on the Board as a non-voting, ex-officio Manager.  Subject to Section 9.5(b)(xxiv), the Board shall have the right to increase or decrease the size of the Board (including upon the admission of new Members or the withdrawal of Members).  For the avoidance of doubt, if a Founding Member no longer holds a Membership Interest in the Company after the Effective Date as a result of a Transfer to any Person (including any Permitted Transferee of such Founding Member) other than a wholly-owned subsidiary of such Founding Member, such Founding Member shall no longer have any right to designate Managers pursuant to this Section 9.2.

(b)In any election of Managers for the Board, each Member shall vote its respective Units in such manner as necessary to cause the election of the Managers designated in accordance with the provisions of subsection (a) above.  There shall be no cumulative voting with respect to the election of Managers.

(c)As of the Effective Date, the initial Board shall consist of (i) the following SS&C Designees:  [***]; (ii) the following Humana Designees:  [***]; and (iii) the following Anthem Designees:  [***].

Removal

.  Any proposal to remove from the Board (i) any SS&C Designee shall, at all times SS&C Health holds a Membership Interest in the Company, be made only by SS&C Health in a notice delivered to the Board signed by SS&C Health requesting such removal, (ii) any Humana Designee shall, at all times Humana holds a Membership Interest in the Company, be made only by Humana in a notice delivered to the Board signed by Humana requesting such

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removal, and (iii) any Anthem Designee shall, at all times Anthem holds a Membership Interest in the Company, be made only by Anthem in a notice delivered to the Board signed by Anthem requesting such removal.  As promptly as practicable, but in any event within five (5) days of the Board’s receipt of any such notice, the Company and the Members shall take or cause to be taken such actions as may reasonably be required to cause the removal proposed in such notice, including voting all of their Units, or executing proxies or written consents, as the case may be, in favor of such removal.  Each Member agrees that, if at any time it is entitled to vote for the removal of Managers from the Board, it shall not vote any of its Units in favor of the removal of (x) an SS&C Designee unless SS&C Health, at all times SS&C Health holds a Membership Interest in the Company, shall have delivered a notice of removal in accordance with this Section 9.3, (y) a Humana Designee unless Humana, at all times Humana holds a Membership Interest in the Company, shall have delivered a notice of removal in accordance with this Section 9.3 or (z) an Anthem Designee unless Anthem, at all times Anthem holds a Membership Interest in the Company, shall have delivered a notice of removal in accordance with this Section 9.3.  Subject to Section 9.5(b)(xix), the CEO may be removed only by the Board.  For the avoidance of doubt, any Manager serving on the Board by designation of a Founding Member, at all times such Founding Member has a right to designate such Manager pursuant to Section 9.2(a), may be removed, either for or without cause, only upon the affirmative vote of such Founding Member.

General Powers of the Board

.  Except as may otherwise be expressly provided in this Agreement, the Board shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company.  The Board shall, subject to Section 9.5, possess all power, on behalf of the Company, to do or authorize the Company or to direct the officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

Limitations on Powers of the Board

.

(a)The enumeration of powers in this Agreement shall not limit the general or implied powers of the Board or any additional powers provided by law.

(b)Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no act shall be taken, sum expended, decision or commitment made, obligation incurred or power exercised by the Company or any of its subsidiaries, or the officers or the Managers for or on behalf of the Company or any its subsidiaries, in each case without a Unanimous Vote with respect to any of the following:

(i)Any acquisition of a business or enterprise for consideration in excess of $[***] (including the value of any contingent or “earn-out” payments) in a single transaction or a series of related transactions;

(ii)Admission of any Additional Members other than (a) Permitted Transferees of the Members, (b) Members that acquire Membership Interests in accordance with Article VI, and (c) Members that acquire Membership Interests pursuant to any Equity Incentive Plan approved by Unanimous Vote in accordance with Section 10.2 below;

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(iii)Changing the development path of the Company (i.e., from [***] to the [***] or vice versa);

(iv)Removal of any Member, other than pursuant to a Transfer by a Member that is permitted by and effected in accordance with Article VI;

(v)Any merger or consolidation involving the Company or any of its subsidiaries, or any other transaction that would constitute a Change of Control of the Company or any of its subsidiaries, [***], other than a Drag-Along Sale consummated in accordance with Section 6.6 hereof;

(vi)Any liquidation, dissolution or termination of the Company or any of its subsidiaries;

(vii)Any bankruptcy or insolvency proceeding with respect to the Company or any of its subsidiaries;

(viii)Any sale, lease, transfer or other disposition of a material asset or a material portion of the assets of the Company or any of its subsidiaries, in each case for consideration in excess of $[***] (in one transaction or a series of related transactions) [***] (other than, for the avoidance of doubt, in connection with a Change of Control approved in accordance with clause (v) above, in the Ordinary Course of Business or in connection with an Orderly Exit); provided that any sale, lease, transfer or other disposition of a Humana Asset (other than, for the avoidance of doubt, in connection with a Change of Control approved in accordance with clause (v) above or in the Ordinary Course of Business) will require the prior written consent of Humana in any event regardless of the amount of consideration therefor;

(ix)Licensing any intellectual property contributed by Humana or Anthem to the Company outside of the Company regardless of the amount of consideration therefor, except as authorized by the approved Business Plan or in connection with an Orderly Exit (other than, for the avoidance of doubt, in connection with a Change of Control approved in accordance with clause (v) above or in the Ordinary Course of Business);

(x)Any initial public offering of equity interests of the Company or any of its subsidiaries [***];

(xi)Any strategic partnership or any joint venture between the Company and any Competitor (for the avoidance of doubt, this clause (xi) shall not prohibit arrangements entered into in the Ordinary Course of Business);

(xii)Selecting the initial name of the Company and/or changing the name of the Company to incorporate or remove the name of a Founding

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Member or any of its Affiliates [***]; provided that each Founding Member shall have a consent right over the use by the Company or any of its subsidiaries of such Founding Member’s name or the name of any of its Affiliates;

(xiii)Selecting the location of the headquarters or principal office of the Company and its subsidiaries from an agreed list of cities and subsequently changing such location (the headquarters or principal office will be a recognized center of technology and pharmacy talent other than [***]; provided that the Board may adopt the headquarters or principal office of any acceleration partner as the headquarters or principal office of the Company and its subsidiaries);

(xiv)Commencement and timing of the Company’s operation as a full-scale PBM [***];

(xv)Changing the nature of the business or entry into a new line of business [***] or exiting an existing line of business [***], provided, however, that nothing in this clause (xv) shall be construed to prohibit a Change of Control approved in accordance with clause (v) above, any Drag-Along Sale or any other Transfer otherwise permissible under this Agreement;

(xvi)[***], declaration, setting aside or payment of any distribution to the Members, other than distributions in accordance with Tax Allowance Amounts or in connection with a Penalty Adjustment, redemption, retirement or repurchase of any Membership Interests or securities convertible into or exercisable for Membership Interests;

(xvii)Incurrence by the Company or any of its subsidiaries of any indebtedness for borrowed money in excess of $[***] or any capitalized lease obligation in excess of $[***], or the entry into any agreement, commitment, assumption or guarantee with respect thereto, except to the extent provided in the Business Plan, [***];

(xviii)[***], calling of Mandatory Additional Capital Contributions by the Members, other than in such amounts and at such times as are provided in the Business Plan; provided that in no event shall any Founding Member be obligated to contribute to the Company aggregate Mandatory Additional Capital Contributions in excess of the maximum amount specified for such Founding Member in Schedule I;

(xix)Appointment, termination or any material change in the compensation of any Executive Officer of the Company or any of its subsidiaries [***];

(xx)Approval of the annual Business Plan and the annual Operating Plan [***];

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(xxi)Any changes to capital expenditures by the Company or any of its subsidiaries that would represent, individually or in the aggregate, an increase or decrease in excess of [***] from the capital expenditures provided for in the Business Plan;

(xxii)Commencement by the Company or any of its subsidiaries of any action, suit or proceeding if the amount claimed exceeds $[***], other than any action, suit or proceeding against a Founding Member to enforce rights against such Founding Member;

(xxiii)Settlement, [***], of any claim, demand, action, suit or proceeding involving the Company or any of its subsidiaries if the amount of such settlement exceeds $[***] and such settlement would impact a Member’s rights or obligations as a customer of the Company or any of its subsidiaries, except to the extent provided in an approved Annual Budget; provided that the Board will be notified promptly of any settlement if any such claim, demand, action, suit or proceeding exceeds $[***];

(xxiv)Any change in the composition of the Board;

(xxv)Causing the Company to cease to be treated as a partnership for U.S. federal income tax purposes other than in connection with an initial public offering or Change of Control that has been approved pursuant to clauses (v) or (x) above;

(xxvi)Modifying the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations; and

(xxvii)Any commitment, undertaking or agreement to do any of the foregoing.

(c)Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, (i) any contract or transaction between the Company or any of its subsidiaries, on the one hand, and a Founding Member or any of its Affiliates, on the other hand, shall require the prior written consent of another Founding Member unless such contract or transaction is expressly contemplated by this Agreement, on third-party, arms-length terms or otherwise consistent with any Business Plan approved by the Founding Members in accordance with this Agreement, provided that any Support Services Agreement entered into, after the Effective Date, between the Company or any of its subsidiaries, on the one hand, and a Founding Member or any of its Affiliates, on the other hand, shall require the prior written consent of both other Founding Members, and (ii) in the event SS&C Health and at least one other Founding Member determine in writing that an action that would otherwise require a Unanimous Vote under Section 9.5(b) is reasonably necessary in order to meet the requirements of or otherwise carry out the Business Plan or Operating Plan then in effect, then such action may be taken upon the written consent of SS&C Health and such other Founding Member notwithstanding Section 9.5(b)

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provided any such action does not adversely affect the rights of the non-consenting Founding Member in a manner that is different than the effect on the rights of the other Founding Members.

(d)For the avoidance of doubt, the agreements set forth on Schedule IX attached hereto entered into in connection with this Agreement from time to time (as in effect on the date hereof and from time to time hereafter, the “Approved Agreements”), including all schedules and exhibits thereto, and the transactions contemplated therein shall be deemed approved by the Founding Members for purposes of clause (i) of Section 9.5(c).

(e)For the avoidance of doubt, expenses incurred by a Founding Member on behalf or for the benefit of the Company from and after the Effective Date that would have been due to such Founding Member under any Support Services Agreement had such agreement been in effect as of the Effective Date shall be reimbursed (pursuant to the terms and conditions of such Support Services Agreement) by the Company as soon as practicable after the execution and delivery by the Company and such Founding Member of such Support Services Agreement.

Place of Meetings

.  Meetings of the Board may be held either within or without the State of Delaware at whatever place is specified in the call of the meeting.  In the absence of specific designation, the meetings shall be held at the principal office of the Company as provided in Section 2.5.  The CEO or any other Executive Officer of the Company designated by Majority Vote of the Board shall serve as chairperson of any meeting; the Board shall designate a Person to take minutes of any meeting.  Without the Majority Vote of the Board, no Person that is not a Manager of the Board, then elected and serving, will be allowed to observe any meeting of the Board.

Regular Meetings

.  The Board shall meet at least quarterly.  No notice need be given to Managers of regular meetings of the Board for which the Board have previously designated a time and place for the meeting; provided that Notification of any regular meeting shall be sent to the last known address of each Manager and must be delivered at least five Business Days before the meeting, and delivered by national overnight courier delivery service, facsimile, or e-mail; provided, that if e-mail is used, an additional copy of such Notification must also be sent concurrently by overnight courier or facsimile.

Special Meetings

.  Special meetings of the Board may be held at any time upon the request of the CEO of the Company or any Manager.  A Notification of any special meeting shall be sent to the last known address of each Manager and must be delivered at least five Business Days before the meeting, absent exigent circumstances (in which case, Notification is required to be delivered at least 48 hours before the meeting), and delivered by national overnight courier delivery service, facsimile, or e-mail; provided, that if e-mail is used, an additional copy of such Notification must also be sent concurrently by overnight courier or facsimile.  Notification of the time, place and purpose of such meeting may be waived in writing before or after such meeting, and shall be equivalent to the giving of a Notification.  Attendance of a Manager at such meeting shall also constitute a waiver of Notification thereof, except where such Manager attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

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Quorum

.  The presence of a majority of the Managers of the Board then elected and serving, including at least one SS&C Designee, one Humana Designee and one Anthem Designee, shall constitute a quorum for the transaction of business at any meeting of the Board; provided, however, that if either the Humana Designees or the Anthem Designees (or both) fail to attend two consecutively called meetings of the Board, then a quorum shall be deemed to be present at the next consecutively called meeting of the Board notwithstanding the absence of the Humana Designees and/or the Anthem Designees.  Any rescheduled meeting of the Board may be called on no less than 48 hours’ notice.

Voting

.  The aggregate voting power of the Humana Designees shall, with respect to any act of the Board or any committee of the Board, equal the Units of Voting Interest of Humana, calculated as though only Humana, Anthem and SS&C Health hold Units of Voting Interest, at the time such vote is called, without regard to the number of Humana Designees actually voting.  The aggregate voting power of the Anthem Designees shall, with respect to any act of the Board or any committee of the Board, equal the Units of Voting Interest of Anthem, calculated as though only Anthem, Humana and SS&C Health hold Units of Voting Interests, at the time such vote is called, without regard to the number of Anthem Designees actually voting.  The aggregate voting power of the SS&C Health Designees shall, with respect to any act of the Board or any committee of the Board, equal the Units of Voting Interest of SS&C Health, calculated as though only Humana, Anthem and SS&C Health hold Units of Voting Interest, at the time such vote is called, without regard to the number of SS&C Health Designees actually voting.  Except as otherwise expressly set forth in this Agreement, including, without limitation, Section 9.5, any action to be taken or approved by the Board or any committee of the Board may be taken or approved by Majority Vote of the Managers present at such meeting, and any action so taken or approved shall constitute the act of the Board or such committee.

Compensation

.  The Board shall serve without compensation; provided, however, that, subject to the provisions of Section 9.5, nothing contained herein shall preclude any Manager from receiving compensation pursuant to any employment agreement with the Company for services rendered to the Company.  Managers shall be entitled to reimbursement for their reasonable out-of-pocket expenses incurred in attending any meeting of the Board.

Resignation

.  Any Manager may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company.

Vacancies

.  Any vacancy occurring with respect to a Manager, other than a Manager serving ex-officio, shall be filled by the Member having the right to elect such Manager.

Committees of the Board

.  The Board may establish any committee by Majority Vote of the Board.  The composition and authority of each committee of the Board shall be determined from time to time by the Board; provided that, for each committee so established, SS&C Health, Humana and Anthem shall have an equal number of their respective designees serve on such committee.  Except as expressly authorized to the contrary by Unanimous Vote, no committee appointed hereunder shall have the authority to act on behalf of the Board or the Company.  Each committee so appointed shall conduct meetings, approve recommendations to the

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Board and maintain records of its activities in the same manner as the Board, except as otherwise provided in policies and procedures authorized by the Board.

Subsidiary Boards

.  If any SS&C Designee, Anthem Designee or Humana Designee serves on the board of managers (or similar governing body) of any subsidiary of the Company, then the provisions of this Article IX with respect to the composition, voting and procedures of the Board shall also apply to the board of managers (or similar governing body) of such subsidiary.

Action by Written Consent

.  Any action that may be taken at a meeting of the Board or any committee thereof may be taken without a meeting if a consent or consents in writing, setting forth the action to be taken, shall be signed by Managers representing not less than the minimum number of votes that, pursuant to the terms of this Agreement, would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted; provided that any such consent shall be circulated to each Manager on the Board or the applicable committee thereof at least 48 hours prior to the taking of such action.  Such consent or consents shall have the same force and effect as a vote of the Board or committee thereof at a meeting duly called and held.  Notification of the intent to utilize a written consent pursuant to this Section 9.16 shall be given in the same manner as set forth in Section 8.8, subject to the deemed waiver of this Notification requirement as to a specific consent by any Manager executing such consent.  In addition, Notification of any action taken by means of a written consent of Managers shall be sent within a reasonable time after the date of the consent by the Company to all Managers who did not sign the written consent.

Other Business

.

(a)Subject to the provisions of Section 7.2, the Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  Neither the Company nor the Members shall have any rights in or to such independent ventures of the Managers or the income or profits therefrom by virtue of this Agreement.

(b)In connection with the consideration of any matter that comes before the Board, no Manager (other than the CEO) shall owe fiduciary duties to any Member other than to the Member who designated such Manager, and a Manager shall be permitted to take into account only the interests of the Member that designated such Manager, and all other duties of such Manager (fiduciary or otherwise) as they relate to each other Member are waived to the maximum extent permitted by law including the Act, except that each Manager shall act in accordance with the implied covenant of good faith and fair dealing and (to the extent expressly specified herein) the covenants and express obligations set forth in this Agreement.  For the avoidance of doubt, this Section 9.17 shall not apply to the CEO of the Company that serves on the Board as a non-voting, ex-officio Manager pursuant to Section 9.2(a).

Power of Attorney

.  Without limitation of the powers and duties of the Managers, each Member hereby appoints the Board (and any Liquidator pursuant to Section 14.2), acting together, as that Member’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the Board (or the Liquidator), and in

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accordance with and in furtherance of the rights and obligations herein, in furtherance of the business of the Company or complying with applicable law.  This power of attorney is irrevocable and is coupled with an interest.  On request by the Board (or the Liquidator), a Member shall confirm its grant of this power of attorney or any use thereof by the Board (or the Liquidator) and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

Standard of Care; Liability

.  Every Manager shall discharge his or her duties as a manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances.  A Manager shall not be liable for any monetary damages to the Company for any breach of such duties except for receipt of a financial benefit to which the Manager is not entitled; or a knowing violation of the law.

Appointment of Officers

.

(a)At the first meeting of the Board following the Effective Date, the Board shall identify open positions at the Company that will need to be filled.

(b)The Board shall, in accordance with the provisions of Section 9.5, have the right to appoint a Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer (together, the “Executive Officers” and each an “Executive Officer”), to assist with the day-to-day management of the business affairs of the Company.  Any officer so appointed shall be subject at all times to the direction of the Board.  No officer of the Company shall have greater power and authority than the Board and no officer of the Company shall, on behalf of the Company, authorize, engage in or enter into any of the transactions or actions specified in Section 9.5 without the requisite prior written consent of the Board in respect thereof.  Subject to the provisions of Section 9.5, the Board shall have the right to remove any officer of the Company, either with or without cause, at any time; provided, however, that nothing contained herein shall limit any rights of any officer of the Company under any employment agreement which such officer may have entered into with the Company.  In the absence of a Chief Executive Officer as of the Effective Date, the Board hereby vests such authority in Daniel Delmastro, who shall act as General Manager on behalf of the Company until such time as it has appointed a Chief Executive Officer in connection with this Agreement or he resigns or is otherwise removed by the Board.

Article X
BUSINESS PLAN OF THE COMPANY

Business Plan and Operating Plan

.

(a)As promptly as practicable after the Effective Date (for the 2021 fiscal year), and at least [***] before the start of [***] (for [***]), SS&C Health shall submit to the Board for approval (i) a proposed Business Plan, developed either jointly by Anthem, Humana and SS&C Health or by the personnel assigned by the Founding Members to the Company, and (ii) a proposed Operating Plan, developed either collectively by Anthem, Humana and SS&C Health or by the personnel assigned by the Founding Members to the Company.

(b)At least [***] before the start of each subsequent fiscal year of the Company, SS&C Health, in cooperation with the personnel assigned by the Founding Members to

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the Company (for [***]) or management of the Company (for each fiscal year after [***]), shall submit to the Board for approval (i) a proposed Business Plan and (ii) a proposed Operating Plan.

(c)The Board shall consider the proposed Business Plan and Operating Plan in good faith, and the Managers will use reasonable efforts to resolve any disagreements relating thereto before the start of such fiscal year (or, in the case of the 2021 fiscal year, as promptly as reasonably practicable).

Management Bonus Plan and Incentive Plan

.  As soon as practicable after the Effective Date, the Board shall establish (i) a management bonus plan, which shall take the form of cash bonuses, tied to the achievement of certain Milestones within agreed on time periods, and (ii) following the Company’s achievement of the Milestones, a non-equity incentive plan, which shall take the form of phantom interests, tied to business performance, term of service and/or such other performance goals as may be established by the Board on arms-length commercially reasonable terms with respect to awards thereunder or, with the Unanimous Vote, an equity incentive plan (an “Equity Incentive Plan”).

Support Services Agreements

.  As of the Effective Date, the Company has entered into a services agreement with an Affiliate of SS&C Health, including with respect to certain software development services, shared services, transition services and management services (the “SS&C Health Support Services Agreement”).  Not more than thirty (30) days after the Effective Date, the Company shall enter into a services agreement with Humana, including with respect to technical support and development support for commercialization of [***] (the “Humana Support Services Agreement” and, along with the SS&C Health Support Services Agreement, the “Support Services Agreements”), negotiated in good faith, [***], subject to Section 9.5(b) and Section 9.5(c), as applicable.  Without limiting the foregoing, the parties understand and agree that it is not their intention to negotiate, in connection with the Support Services Agreements, fee arrangements that would result in a gross margin to Humana that is materially different from the gross margin applicable to contemporaneous commercial transactions in which Humana performs the same or substantially similar nature and volume of services for unrelated Persons.

Article XI
OWNERSHIP OF COMPANY PROPERTY

Company Property shall be deemed to be owned by the Company as an entity, and no Member or Manager, individually or collectively, shall have any ownership interest in such Company Property or any portion thereof.  Title to any or all Company Property may be held in the name of the Company as the Board by Majority Vote may determine.  All Company Property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Property is held.

Article XII
FISCAL MATTERS; BOOKS AND RECORDS; Information rights

Bank Accounts; Investments

.  Capital Contributions, revenues and any other Company funds shall be deposited by the Company in a bank account established in the name of the Company, or shall be invested by the Company, at the direction of the Board (acting by

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Majority Vote), in furtherance of the purposes of the Company.  No other funds shall be deposited into Company bank accounts or commingled with Company investments.  Funds deposited in the Company’s bank accounts may be withdrawn only to be invested in furtherance of the Company’s purposes to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

12.2Records Required by Act; Right of Inspection.

(a)During the term of the Company’s existence and for a period of [***], there shall be maintained in the Company’s principal office specified pursuant to Section 2.5 all records required to be kept pursuant to the Act, including, without limitation, a current list of the names, addresses and Membership Interests held by each of the Members (including the dates on which each of the Members became a Member), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

(b)Upon written request stating the purpose, a Founding Member may examine and copy in person, and cause to be audited, at any reasonable time, for any proper purpose reasonably related to such Founding Member’s interest as a Member of the Company, and at the Founding Member’s expense, [***].  Upon written request by any Member made to the Company at the address of the Company’s principal office specified in Section 2.5, the Company shall provide to the Member [***] true copies of (i) [***], and (ii) [***].

(c)For avoidance of doubt, all documentation provided in this Section 12.2 shall be subject to the standard confidentiality provisions provided herein.

Books and Records of Account

.  The Company shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting in accordance with GAAP, containing, among other entries, a Capital Account for each class of Percentage Interests held by each Member.

Tax Returns and Information

.  The Members intend for the Company to be treated as a partnership for tax purposes.  The Company shall prepare or cause there to be prepared all federal, state and local income and other tax returns that the Company is required to file.  Within [***] after the end of each calendar year, the Company shall send or deliver to each Person who was a Member at any time during such year such tax information (including IRS Schedule K-1) as shall be reasonably necessary for the preparation by such Person of such Person’s federal income tax return and state income and other tax returns.

12.5Delivery of Financial Information to Founding Members; Inspection Rights.

(a)The Company shall furnish or cause to be furnished to each Founding Member the following:

(i)Annual financial statements of the Company and its subsidiaries prepared in accordance with GAAP, within 90 days following the end of the fiscal year;

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(ii)Unaudited quarterly financial statements of the Company and its subsidiaries prepared in accordance with GAAP, within 45 days following the end of each fiscal quarter;

(iii)Unaudited monthly financial statements of the Company and its subsidiaries prepared in accordance with GAAP, within 30 days following the last day of each month; and

(iv)Annual Operating Plans and Annual Budgets, at least 30 days prior to the start of each fiscal year.

(b)Upon reasonable advance notice, the Company shall permit any representative or agent of each Founding Member to visit the Company’s principal place of business or examine and copy in person, for any proper purpose reasonably related to such Founding Member’s interest, records required to be maintained under the Act and such other information regarding the accounts and financial condition of the Company.

Audits

.  The fiscal year-end financial statements to be delivered pursuant to Section 12.5(a) shall be audited.  The audit shall be performed by a nationally recognized accounting firm approved by Majority Vote of the Board.

Fiscal Year

.  The Company’s fiscal year shall end on December 31 of each calendar year.  Each fiscal year shall consist of four quarters ending on March 31, June 30, September 30 and December 31 of each fiscal year.  Each such quarter shall be referred to as a “fiscal quarter”.

Tax Elections

.  The Company shall make the following elections on the appropriate tax returns:

(a)to adopt the calendar year as the Company’s fiscal year, if permitted by the Code;

(b)to adopt the accrual method of accounting, if permitted by the Code;

(c)if a distribution of Company property as described in Section 734 of the Code occurs or if a Transfer of any Membership Interest as described in Section 743 of the Code occurs, on written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(d)to elect to amortize the organizational expenses of the Company ratably over a period of sixty (60) months as permitted by Section 709(b) of the Code; and

(e)any other election the Board may deem appropriate and in the best interests of the Members; provided that, if any such election would disproportionately affect a Member as compared to the other Members, then such election shall not be made without the prior written consent of such Member.

Neither the Company, the Board nor any Member or Manager may make an election for, or take another other action that would cause, the Company to be excluded from the application of the

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provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

Partnership Representative

.  The Board shall, from time to time, designate an eligible party to be the “partnership representative” of the Company within the meaning of Section 6223 of the Code and any similar provisions under any state or local or non-U.S. laws, and the Board shall have the authority to remove and replace the partnership representative to the extent permitted by the provisions of the Code or Treasury Regulations issued thereunder.  The partnership representative shall be entitled to appoint a “designated individual” to the extent required or allowed by Treasury Regulations or other official guidance promulgated under or with respect to Subchapter C of Chapter 63 of the Code and any similar provisions under any state or local or non-U.S. laws (the partnership representative or designated individual, as applicable, the “Partnership Representative”).  The Partnership Representative is specifically directed and authorized to take whatever steps the Partnership Representative deems necessary or desirable to perfect any such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under applicable tax law and, upon the request of the Partnership Representative, the Members shall execute any forms or statements required in connection therewith; provided, however, that the Partnership Representative shall only file suit with the approval of the Board.  Without first obtaining the approval of the Board, the Partnership Representative shall not, with respect to Company tax matters:  (a) enter into a settlement agreement with respect to any material tax matter, or (b) enter into an agreement extending the statute of limitations.  If an audit of any of the Company’s tax returns shall occur, the Partnership Representative shall not settle or otherwise compromise assertions of the auditing agent which may be materially and disproportionately adverse to any Member as compared to the position taken on the Company’s tax returns and the impact on the other Members, without the prior written consent of each such affected Member.  The Partnership Representative shall keep the Board and each Member reasonably informed of all significant Company tax matters that may come to its attention by giving notice thereof on or before the third Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.  The Partnership Representative may not take any action contemplated by Sections 6221 through 6235 of the Code (including, with the approval of the Board, an election described in Section 6226(a) of the Code) without the consent of all Members but this sentence does not authorize such Member to take any action left to the determination of an individual Member under Sections 6221 through 6235 of the Code.  The initial Partnership Representative shall be SS&C Health.

Article XIII
INDEMNIFICATION AND INSURANCE

13.1Indemnification and Advancement of Expenses.

(a)The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was a Manager, Member, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation,

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limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

(b)The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Manager, Member, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that a Delaware state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)To the extent that a Manager, Member, officer, employee, representative or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 13.1, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

(d)Any indemnification under paragraphs (a) and (b) of this Section 13.1 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, employee, representative or agent is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 13.1.  Such determination shall be made (i) by the Board by a Majority Vote of Managers who were not parties to such action, suit or proceeding (even if such Managers constitute less than a quorum of the Board), (ii) if a quorum of disinterested Managers so directs, by independent legal counsel in a written opinion or (iii) by the Members.

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(e)Expenses (including attorneys’ fees) incurred by a Manager or Member in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager or Member to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 13.1.  Such expenses (including attorneys’ fees) incurred by other officers, employees, representatives and agents shall be so paid upon such terms and conditions, if any, as the Board deem appropriate.

(f)The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or disinterested Managers or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g)For purposes of this Section 13.1, any reference to the “Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, representative or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 13.1 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h)The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13.1 shall continue as to a Person who has ceased to be a Manager, Member, officer, employee, representative or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

(i)Notwithstanding anything in this Article XIII to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

Insurance

.  The Company shall purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Manager, Member, officer, employee, agent or other Person identified in Section 13.1 against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such a Person, whether or not the Company would have the power to indemnify such Person against that liability under Section 13.1 or otherwise.

13.3Limit on Liability of Members.

(a)The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company,

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and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(b)To the fullest extent permitted by applicable laws, except as otherwise provided under the Act, no current or former Member, in its capacity as such, shall be liable for any debts, liabilities, contracts or obligations of any other Member.  Except as set forth in this Agreement, no current or former Member shall have any responsibility to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as required by the Act or other applicable law.  The indemnification set forth in this Article XIII shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.

Elimination of Fiduciary Duties

.  Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, to the fullest extent permitted by applicable law, including pursuant to the authority of Sections 18-1101(b)-(e) of the Act, the Members hereby eliminate any and all fiduciary duties of each former, current or future Board member or other manager of the Company, any Member, any of their respective Affiliates or any former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, managers, general or limited partners or assignees of any of the foregoing (each, a “Covered Person”) that are owed to the Company and the Members and hereby agree that (a) no Covered Person shall have any duty (fiduciary, contractual or otherwise, whether at law or in equity) to the Company (or any of its subsidiaries), any Member, any Person who acquires an interest in the Company or to any other Person bound by this Agreement and all such duties (fiduciary, contractual or otherwise, whether at law or in equity) are hereby eliminated, in each case, other than as required by applicable law or the specific covenants and agreements set forth in this Agreement or in any other agreement by which such Covered Person is expressly bound, (b) in the event of any conflict of interest between the Company, on the one hand, and any Covered Person, on the other hand, a Covered Person may act in its best interest, (c) no Covered Person shall be obligated to recommend or take any action in its capacity as a Member or otherwise, as the case may be, that prefers the interest of the Company over the interest of such Covered Person or its Affiliates, and (d) the Company, each Member and each other Person who acquires an interest in the Company and each other Person bound by this Agreement irrevocably, unconditionally and absolutely waives and agrees not to assert any claim or cause of action against each Covered Person that may from time to time arise in respect of a breach by any such Covered Person of any duty or obligation disclaimed under this Section 13.4; provided, however, that the foregoing shall not eliminate the implied covenant of good faith and fair dealing or any other standard expressly set forth in this Agreement.  The elimination of duties (including fiduciary, contractual or otherwise, whether at law or in equity) set forth in this Section 13.4 is approved by the Company, each of the Members and each other Person bound by this Agreement.  The provisions of this Section 13.4, to the extent that they restrict or eliminate the duties and liabilities of any Covered Person otherwise existing at law or in equity, are intended to replace such other duties and liabilities to the fullest extent permitted by applicable law.  Notwithstanding anything to the contrary, the preceding provisions of this Section 13.4 shall not result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any such Person.

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Article XIV
DISSOLUTION AND WINDING UP

Events Causing Dissolution

.  The Company shall be dissolved upon the first of the following events to occur:

(a)The written consent of the Founding Members at any time to dissolve and wind up the affairs of the Company; or

(b)The occurrence of any other event that causes the dissolution of a limited liability company under the Act, except as provided to the contrary in this Agreement.

Winding Up

.  If the Company is dissolved pursuant to Section 14.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a)The winding up of the Company’s affairs shall be supervised by a liquidator (the “Liquidator”).  The Liquidator shall be the Board or, if the Founding Members prefer, a liquidator or liquidating committee selected by the Board.

(b)In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i)Prosecute and defend civil, criminal or administrative suits;

(ii)Collect Company assets, including obligations owed to the Company;

(iii)Settle and close the Company’s business;

(iv)Dispose of and convey all Company Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Company Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v)Pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company Property;

(vi)Discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii)Distribute any remaining proceeds from the sale of Company Property to the Members in accordance with Section 14.4;

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(viii)Prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company; and

(ix)Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Board under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions.  The Liquidator (if not a Manager) shall not be liable as a Manager to the Members and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in the Certificate of Formation and in Article XIII.

Compensation of Liquidator

.  The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and Majority Vote of the Board.

14.4Distribution of Company Property and Proceeds of Sale Thereof.

(a)Upon completion of all desired sales of Company Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Company Property that is to be distributed in kind, to the following groups in the following order of priority:

(i)to satisfy Company liabilities to creditors, other than Members and Managers who are creditors, to the extent otherwise permitted by law, whether by payment or establishment of reserves;

(ii)to satisfy Company liabilities to creditors that are Members and Managers, to the extent otherwise permitted by law (other than for past due Company distributions), whether by payment or establishment of reserves;

(iii)to satisfy Company obligations to Members and former Members to pay past due Company distributions; and

(iv)to the Members, in accordance with their Percentage Interests.

All distributions required under this Section 14.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within [***] after the date of such liquidation.

(b)The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group.  If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be

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distributed in proportion to the amounts owed to each creditor or the Percentage Interests of each Member in such group.

Final Audit

.  Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 14.4 based on such Member’s respective Percentage Interest.

Deficit Capital Accounts

.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Percentage Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

Article XV
ADDITION OF ADDITIONAL MEMBERS

15.1Admission Process.

(a)Additional Members may join the Company upon the vote of the Board, subject to Section 9.5(b)(ii).

(b)Any Person who shall acquire Membership Interests pursuant to this Section 15.1 as an Additional Member shall as a condition to acquiring such Membership Interests be required to execute a counterpart of, or an agreement adopting, this Agreement.  Upon execution of such counterpart or agreement, the acquiring Person shall have, to the extent of the Membership Interest acquired, the rights and powers and shall be subject to the restrictions and liabilities of a Member under this Agreement, the Certificate of Formation and the Act.  Notwithstanding anything in this Agreement to the contrary, an Additional Member (including any Permitted Transferee or other Transferee of a Founding Member) other than a wholly-owned subsidiary of a Founding Member, shall not be entitled to any of the rights and powers reserved expressly for a Founding Member under any circumstances (excluding, for the avoidance of doubt, any Transfer solely in connection with a Change of Control of the Company otherwise approved in accordance with Section 9.5(b)(v) and the other terms of this Agreement).

Article XVI
MISCELLANEOUS PROVISIONS

Conference Telephone Meetings

.  Meetings of the Members or of the Board may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other.  Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

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New Business Opportunities

.  Notwithstanding anything to the contrary contained in this Agreement, if any Member, any Manager designated by a Member or any officer of the Company who is also an employee of a Member or any of its Affiliates, in each case in their capacity as such, acquires knowledge of a potential transaction, investment, or other matter that may be a business opportunity (such potential transaction, investment, or other matter that may be a business opportunity, an “Opportunity”) for both such Member or its Affiliates, on the one hand, and the Company or another Member or its Affiliates, on the other hand, no such Member, Affiliate, Manager or officer shall have any duty or obligation to communicate or offer such Opportunity to Company, the other Members or their Affiliates.

Intellectual Property

.  Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall, or be construed to, grant, transfer, license or otherwise convey (“Grant”) any rights in or rights to use any Property, as defined below, of any Member or Affiliate thereof, to any other Member or to the Company.  Any such Grant shall only arise from a separate agreement signed by the grantor and grantee entities.  For purposes of this Section 16.3, the term, “Property” shall include any intellectual property (whether in tangible or intangible form and including, without limitation, all material subject to protection under copyright, trademark, patent or trade secret laws) of any Member existing as of the date of this Agreement or any such intellectual property developed or acquired independently (other than in collaboration with other Members pursuant to the terms of this Agreement) by a Member on or after the date of this Agreement.  Upon the dissolution of the Company for any reason, any and all licenses for the use by the Company of intellectual property owned by any Member or an Affiliate of any Member shall terminate.

Counterparts

.  This Agreement may be executed in one or more counterparts, including by facsimile, PDF or electronic transmission, each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

Entire Agreement

.  This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof.  This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

Partial Invalidity

.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Amendment

.  Except as expressly provided herein, this Agreement may be amended only by a written agreement executed by all of the Founding Members; provided that no Founding Member shall unreasonably withhold consent for any amendment to this Agreement to the extent required to implement any action or actions approved by the required vote of the Board or Members or to update any Schedules in accordance with the other terms of this Agreement.

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Binding Effect

.  Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

Governing Law

.  This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Delaware without regard to the principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.  In particular, this Agreement is intended to comply with the requirements of the Act and the Certificate of Formation.  In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Certificate of Formation, the Act and the Certificate of Formation, in that order of priority, will control.

Offset

.  Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Effect of Waiver or Consent

.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Further Assurances

.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

Compliance with Laws

.  The Company shall comply with all requirements of law applicable to its operations, including, without limitation, applicable statutes, regulations, rules, policies, orders, and common law.

Submission to Jurisdiction

.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.  Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an

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inconvenient form.  Service of process, summons, notice or other document by registered mail to the address set forth in Section 16.17 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Waiver of Jury Trial

.  Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Mandatory Negotiation Procedure for Dispute Resolution

.  Notwithstanding anything contained herein to the contrary, any dispute between the Company and any Founding Member or between or among any Founding Members arising out of or relating to this Agreement (“Dispute”) shall be subject to the procedures specified in this Section 16.16.

(a)Negotiations.  The parties shall, as an initial step, attempt to resolve any Dispute promptly by good faith negotiation between the executives of SS&C Health (on behalf of itself and/or the Company), Humana and Anthem, as applicable, each of whom, if possible, shall be at a higher management level than the persons with direct responsibility for administration of this Agreement (the “Negotiators”).  Any party may give any other party or parties written notice of any Dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of such notice, the receiving party shall submit to the other party or parties a written response.  The notice and response shall include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the Negotiators and any other individual who will accompany them.  Within thirty (30) days after delivery of the disputing party’s notice, the Negotiators shall meet at a mutually acceptable time and place (which place may include video conferences provided all parties can hear and respond to each other), and thereafter as often as they deem reasonably necessary, to attempt to resolve the Dispute.  All reasonable requests for information applicable to the Dispute made by any party to any other party will be honored.

(b)Confidentiality.  All negotiations pursuant to Section 16.16(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence

(c)Failure of Negotiations.  If the Dispute is not resolved by the parties within sixty (60) days of the disputing party’s notice, or if the Negotiators fail to meet within thirty (30) days of delivery of the disputing party’s notice, any party may pursue any and all other rights and remedies, under this Agreement or otherwise at law or in equity, at its disposal, which, for the avoidance of all doubt, are hereby preserved in full.

(d)Mandatory Procedure.  The procedures specified in this Section 16.16 are intended to be a mandatory first step in seeking to resolve Disputes between the parties arising out of or relating to this Agreement; provided, however, that any party, without prejudice to the above procedures, may file a complaint in a court of competent jurisdiction for statute of limitations or venue reasons, or seek provisional, interim, equitable or conservatory relief, including a temporary restraining order, preliminary injunction or action to specifically enforce obligations under this

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Agreement, if in its reasonable judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action, the parties will continue to participate in good faith in following the Dispute resolution procedures specified in this Section 16.16.

(e)Statutes of Limitations.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled and suspended while the procedures specified in this Section 16.16(a) are pending.  The parties shall take such action, if any, reasonably required to effectuate such suspension and tolling.

(f)Continuation of Obligations.  The party against whom relief is being sought in connection with any Dispute hereunder (the “Defending Party”) and, if different from the Defending Party, the Company shall continue to perform their respective obligations, if any, to the party seeking such relief (the “Claimant”) pending final resolution of such Dispute provided the Claimant at all times remains in compliance with its own obligations to the Defending Party and, if different from the Defending Party, the Company under any agreement therewith.

Notices

.  Except as otherwise provided herein, all notices under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by e-mail (with written confirmation of transmission) or (c) one Business Day following the day sent by an internationally recognized overnight courier service (with written confirmation of receipt), to the following addresses of the respective Parties:

if to the Company, to:

80 Lamberton Road
Windsor, CT 06095
Attention:  [***]
Email:  [***].com

with a copy to:

SS&C Technologies, Inc.
151 West 42nd Street
New York, NY 10036
Attention:  [***]
Email:  [***].com

if to SS&C Health, to:

SS&C Technologies, Inc.
151 West 42nd Street
New York, NY 10036
Attention:  [***]
Email:  [***].com

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if to Anthem, to:

IngenioRx
108 Leigus Rd.
Wallingford, CT 06492
Attention:  [***]
Email:  [***].com

with a copy to:

IngenioRx
450 Headquarters Plaza, East Tower, 7th Floor
Morristown, NJ 07960
Attention:  [***]
Email:  [***].com

if to Humana, to:

Humana Inc.
500 W. Main Street
Louisville, KY 40202
Attention:  [***]
Email:  [***].com

Each of the Parties shall hereafter notify the other in accordance with this Section 16.17 of any change of address to which notices and other communications are to be sent.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set below their names, to be effective on the date first above written.

SS&C TECHNOLOGIES, INC.

By: /s/ Rahul Kanwar
Name: Rahul Kanwar
Title: President & Chief Operating Officer

[Signature Page to Limited Liability Company Agreement of DomaniRx, LLC]

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HUMANA INC.

By: /s/ William K. Fleming
Name: William K. Fleming
Title: President, Pharmacy Solutions and Chief Corporate Affairs Officer

[Signature Page to Limited Liability Company Agreement of DomaniRx, LLC]

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ANTHEM, INC.

By: /s/ Jeffrey Alter
Name: Jeff Alter
Title: Executive Vice President IngenioRx and Anthem Health Solutions

[Signature Page to Limited Liability Company Agreement of DomaniRx, LLC]

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